UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14 A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

2018 Annual Meeting of Stockholders

June 28, 2018

VITAMIN SHOPPE, INC.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

May 18, 2018

To our stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Vitamin Shoppe, Inc., which will be held at the office of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY, 10022, on Thursday, June 28, 2018, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the annual meeting is provided in the enclosed proxy statement. At the annual meeting, stockholders will vote on the following:

(1)	Election of the eight (8) nominees named in the enclosed proxy statement to the Board of Directors;

(2)	Advisory and non-binding vote to approve named executive officer compensation;

(3)	Approval of the 2018 Long-Term Incentive Plan;

(4)	Approval of the First Amendment to the 2010 Employee Stock Purchase Plan;

(5)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

(6)	Transaction of such other business that may properly come before the 2018 Annual Meeting.

The enclosed proxy statement provides you with detailed information regarding the business to be considered at the 2018 Annual Meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the 2018 Annual Meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting. The rules of the Securities and Exchange Commission allow us to furnish our proxy materials over the internet. We are sending stockholders a notice with instructions for accessing the materials and voting via the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

Voting by the internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the internet or telephone, you help us reduce postage and proxy tabulation costs.

Sincerely,

Alexander W. Smith

Executive Chairman

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Daylight Time on Thursday, June 28, 2018

Place	The office of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY, 10022

Items of Business

(1)    Election of the eight (8) nominees to the Board of Directors.

(2)    Advisory and non-binding vote to approve the compensation to our named executive officers.

(3)    Approval of the 2018 Long-Term Incentive Plan.

(4)    Approval of the First Amendment to the 2010 Employee Stock Purchase Program.

(5)    Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 fiscal year.

(6)    Transaction of such other business as may properly come before the 2018 Annual Meeting and any adjournment or postponement.

Record Date	You can vote if you were a stockholder of record at the close of business on Thursday, May 10, 2018.

Internet Availability	We are using the internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly and will limit our impact on the environment. This notice of the 2018 Annual Meeting, the proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K, are available at www.envisionreports.com/VSI and www.vitaminshoppe.com in the investor relations section.

Proxy Voting	It is important that your shares be present or represented and voted at the 2018 Annual Meeting. You can vote your shares on the internet at www.envisionreports.com/VSI, by telephone by calling 1-800-652-8683, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the 2018 Annual Meeting by following the instructions in the accompanying proxy statement.

Alexander W. Smith

Executive Chairman

May 18, 2018

i

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these Proxy Materials?

We are providing this notice of our annual meeting of stockholders, proxy statement, voting instructions and annual report to stockholders (the “Proxy Materials”) in connection with the solicitation by the board of directors (the “Board”) of Vitamin Shoppe, Inc. (“Vitamin Shoppe,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2018 annual meeting of stockholders and at any adjournment or postponement (the “2018 Annual Meeting”).

We anticipate that the notice of internet availability of Proxy Materials will first be sent to stockholders on or about May 18, 2018. The proxy statement and the form of proxy relating to the 2018 Annual Meeting are first being made available to stockholders on or about May 18, 2018.

You are invited to attend the 2018 Annual Meeting on June 28, 2018, beginning at 10:00 a.m., Eastern Daylight Time. The 2018 Annual Meeting will be held at the office of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY, 10022. Stockholders will be admitted to the 2018 Annual Meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, we are sending the Proxy Materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The Proxy Materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the internet.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our Proxy Materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. If you received a notice by mail, you will not receive a printed copy of the Proxy Materials unless you request one. The notice tells you how to access and review the Proxy Materials over the internet at www.envisionreports.com/VSI. The notice also tells you how to access your proxy card to vote on the internet. If you received a notice by mail and would like to receive a printed or email copy of the Proxy Materials, please follow the instructions included in the notice.

What should I bring with me to attend the 2018 Annual Meeting?

Stockholders must present a form of personal identification to be admitted to the 2018 Annual Meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record and you plan to attend the 2018 Annual Meeting, you must also present proof of your ownership of Vitamin Shoppe common stock, such as a brokerage or bank account statement, to be admitted to the 2018 Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the 2018 Annual Meeting.

Who is entitled to vote at the 2018 Annual Meeting?

Stockholders of record at the close of business on May 10, 2018, the record date for the 2018 Annual Meeting, are entitled to receive notice of and vote at the 2018 Annual Meeting. You are entitled to one vote on each matter presented at the 2018 Annual Meeting for each share of common stock you owned at that time. Stockholders have no right to cumulative voting as to any matter, including the election of directors. At the close of business on May 10, 2018, there were 24,231,448 shares of our common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Mail

If you received paper copies of the Proxy Materials, you may vote by completing, signing and dating your proxy card and returning it in the enclosed envelope.

By Internet

We encourage you to vote and submit your proxy over the internet at www.envisionreports.com/VSI.

By Telephone

You may vote by telephone by calling 1-800-652-8683.

In person at the 2018 Annual Meeting

All stockholders may vote in person at the 2018 Annual Meeting. You may also be represented by another person at the 2018 Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the 2018 Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094;

•	timely submission of a valid, later-dated proxy via mail, the internet or the telephone; or

•	voting by ballot at the 2018 Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the 2018 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

Under the current rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal Five) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will thus be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal One), the “say-on-pay” proposal (Proposal Two), the approval of the 2018 Long-Term Incentive Plan (Proposal Three), and the approval of the first amendment to the 2010 Employee Stock Purchase Plan (Proposal Four) are “non-discretionary” items; therefore if you do not instruct your broker how to vote with respect to these proposals, your broker is not permitted to vote with respect to these proposals and those votes will thus be considered “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (May 10, 2018) to be admitted to the 2018 Annual Meeting on June 28, 2018. To be able to vote your shares held in street name at the 2018 Annual Meeting, you will need to obtain a proxy card from the holder of record.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the internet or by telephone, or on a ballot voted in person at the 2018 Annual Meeting.

What constitutes a quorum?

For business to be conducted at the 2018 Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the 2018 Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on May 10, 2018, the record date, or at least 12,115,725 shares.

Shares of common stock present in person or represented by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for purposes of determining whether a quorum exists at the 2018 Annual Meeting.

If a quorum is not present, the 2018 Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item and how does the Board recommend that I vote?

Proposal One – Election of Directors. Under our bylaws, a nominee for director will be elected to the Board if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not considered votes cast for or against the nominee and will have no effect on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote your shares with respect to the election of directors.

Our bylaws provide further that if an incumbent director is not elected by a majority of votes cast, the incumbent director shall promptly tender his or her resignation to the Board for consideration. The Nomination and Governance Committee will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on the Nomination and Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the Nomination and Governance Committee’s recommendation, the Board’s decision or any related deliberations.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT (8) NOMINEES NAMED IN THE ENCLOSED PROXY MATERIALS TO THE BOARD

Proposal Two – Say-on-Pay. The Board is seeking a non-binding advisory vote to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis section (“CD&A”), executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to approve this proposal. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

The vote is advisory and non-binding in nature, but the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY AND NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Three – Approval of the 2018 Long-Term Incentive Plan. With respect to this proposal, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve the Company’s 2018 Long-Term Incentive Plan. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2018 LONG-TERM INCENTIVE PLAN

Proposal Four – Approval of the First Amendment to the 2010 Employee Stock Purchase Plan. Subject to stockholder approval, and based upon the recommendation of the Compensation Committee, the Board approved the first amendment to the Company’s 2010 Employee Stock Purchase Plan. The amendment primarily increases the shares available for sale under the plan. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE FIRST AMENDMENT TO THE 2010 EMPLOYEE STOCK PURCHASE PLAN

Proposal Five – Ratification of Independent Registered Public Accounting Firm. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions count as votes against the proposal. If you do not provide instructions to your brokerage firm regarding how to vote your shares on this proposal, your broker may (a) vote your shares on your behalf (because this proposal is a “discretionary” item) or (b) leave your shares unvoted. Our bylaws do not require that stockholders ratify the appointment of Deloitte & Touche LLP as our independent auditors. However, we are submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our 2018 Annual Meeting.

Could other matters be decided at the 2018 Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the 2018 Annual Meeting other than those described in this proxy statement.

If other matters are properly presented at the 2018 Annual Meeting for consideration, the proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

Computershare Shareowner Services, the inspector of elections appointed for the 2018 Annual Meeting, will tabulate all votes.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Proxy Materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Materials, or if you hold stock in more than one account, and in either case you wish` to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094 or call (201) 868-5959. If multiple stockholders of record who have the same address received only one copy of the Proxy Materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above. Upon such written request, we will promptly deliver separate Proxy Materials to any stockholders who receive one paper copy at a shared address.

Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Other information

Our annual report to stockholders, which includes our Annual Report on Form 10-K for the 52-week fiscal year ended December 30, 2017 (fiscal 2017), accompanies this proxy statement. No material contained in the annual report to stockholders is to be considered a part of the Proxy Materials. “Fiscal 2017” refers to the 52-week fiscal year that ended on December 30, 2017, “Fiscal 2016” refers to the 53-week fiscal year that ended on December 31, 2016 and “Fiscal 2015” refers to the 52-week fiscal year that ended on December 26, 2015. The contents of our corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

As of the date of this proxy statement, the Board consists of thirteen (13) members. All directors are elected annually. The Board proposes that the eight (8) nominees described below, be elected for a new term of one year expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nomination and Governance Committee does not have a formal policy with respect to Board diversity. The Board and the Nomination and Governance Committee believe that it is desirable to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experience. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

All our directors bring to the Board extensive executive leadership and board experience derived from their service as executives and, in many cases, service as chief executive officers. We describe the process undertaken by the Nomination and Governance Committee in recommending qualified director candidates below under “Corporate Governance – Director Nomination Process.” We also describe some of the individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole.

On March 9, 2018, Vintage Capital Management, LLC, Kahn Capital Management, LLC and Brian R. Kahn (together “Vintage Capital”) delivered a director nomination notice to nominate a slate of ten nominees for election as directors at the 2018 Annual Meeting in opposition to director nominees recommended by the Board.

On April 20, 2018, the Company entered into a cooperation agreement with Shah Capital Management, Inc., Shah Capital Opportunity Fund LP and Himanshu H. Shah (together “Shah Capital” and such agreement the “Shah Capital Agreement”) regarding, among other things, the membership and composition of the Board. On the same date, the Company also entered into a cooperation agreement with Vintage Capital (such agreement, the “Vintage Capital Agreement,” and together with the Shah Capital Agreement, the “Cooperation Agreements”) regarding, among other things, the membership and composition of the Board.

Pursuant to the Vintage Capital Agreement, Mr. Kahn irrevocably withdrew his director nomination notice for the 2018 Annual Meeting.

Pursuant to the Cooperation Agreements, the Company appointed each of Himanshu H. Shah and Sing Wang (collectively, the “Shah Designees”) and Melvin L. Keating (the “Vintage Designee” and, together with the Shah Designees, the “Cooperation Directors”) to the Board, on April 24, 2018. The Company has also agreed to consider appointing up to two additional independent directors. If appointed by the Board, one independent director would be proposed by the Company and be reasonably acceptable to Shah Capital and Vintage Capital (the “Company Designee”), and the other independent director would be mutually selected by Shah Capital, Vintage Capital and the Company (the “Independent Designee” and, together with the Cooperation Directors, the “New Directors”). If the Board determines to appoint either the Company Designee or the Independent Designee, such director will be appointed following the 2018 Annual Meeting.

The Cooperation Agreements provide that the Board was required to be expanded by up to five members (from its current size of ten members) in order to appoint up to five New Directors at the 2018 Annual Meeting and the 2019 Annual Meeting. Pursuant to the resignation of the Company’s current chief executive officer, Colin Watts, the size of the Board will be immediately reduced by one member. Upon the appointment of a successor chief executive officer, the Company expects to increase the size of the Board by one member in order to appoint the successor chief executive officer to the Board after the 2018 Annual Meeting. Immediately after the 2018 Annual Meeting and prior to the completion of the 2019 Annual Meeting, the size of the Board will be no more than 11 directors. Before the completion of the 2019 Annual Meeting, Shah Capital and Vintage Capital will have customary replacement rights with respect to the Cooperation Directors, and Shah Capital, Vintage Capital and the Company must mutually agree on any replacements for any Company Designee or Independent Designee.

Shah Capital’s right to designate or replace one of the Shah Designees expires at the time that Shah Capital’s aggregate net long position in the Company’s common stock is less than 10%. Shah Capital’s right to designate or replace the second Shah Designee expires at the time that Shah Capital’s aggregate net long position in the Company’s common stock is less than 5%. Vintage Capital’s right to designate or replace the Vintage Designee expires at the time that Vintage Capital’s aggregate net long position in the Company’s common stock is less than 5%. At any time Shah Capital or Vintage Capital lose the right to designate a director as set forth above, the applicable Cooperation Director will immediately resign from the Board and all of its committees upon the Board’s request.

The names of the eight (8) nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the month and year first elected as a director, are provided below. No directors or executive officers have any family relationship to any other director, nominee for director or executive officer.

Deborah M. Derby Age: 54 Director Since: December 2012 Independent Committee Memberships: Compensation (Chair) Nomination and Governance

Deborah M. Derby has served as President of the Horizon Group USA since April 2016, prior to which she was a consultant to them since November 2015. She served as Vice Chairman, Executive Vice President of Toys “R” Us from March 2013 to August 2015. Prior to her rejoining Toys “R” Us, she consulted for Kenneth Cole Productions, Inc., beginning in September 2012. She previously served as Chief Administrative Officer for Toys “R” Us from February 2009 to February 2012. Ms. Derby joined Toys “R” Us in 2000 as Vice President, Human Resources and held positions of increasing responsibility during her 11 years there, including Corporate Secretary, Executive Vice President, Human Resources, Legal & Corporate Communications and President, Babies “R” Us.

Prior to joining Toys “R” Us, she spent eight years at Whirlpool Corporation with her last position there as Corporate Director Compensation & Benefits. Ms. Derby also has experience as an attorney specializing in employment law and as a financial analyst with The Goldman Sachs Group, Inc.

Skills and Qualifications: The Board selected Ms. Derby as a director nominee based on her breadth of experience in retailing, human resources, legal and financial analysis, as well as her experience as the Executive Vice President of a large global retailer.

David H. Edwab Age: 63 Director Since: November 2005 Independent Committee Memberships: Audit Nomination and Governance

David H. Edwab served the Company as Lead Director from April 4, 2011 until December 29, 2015. Mr. Edwab has served as an officer and director of Tailored Brands, Inc. (formerly The Men’s Wearhouse, Inc.) for approximately 25 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, as President in 1997 and as Executive Vice Chairman.

Mr. Edwab currently serves as Non-Executive Vice Chairman of the Board of Directors of Tailored Brands, Inc. Mr. Edwab also currently serves as a director and member of the audit committee and is chairman of the nomination and governance committee of New York & Company, Inc. Mr. Edwab previously served as lead director and chairman of the audit committee of Aeropostale, Inc. and was a partner with Deloitte & Touche LLP.

Skills and Qualifications: The Board selected Mr. Edwab as a director nominee based on his extensive retail and financial background and his experience having served on the boards of directors of retailers. Mr. Edwab is an inactive CPA and has experience in investment banking and private equity.

Melvin L. Keating Age: 71 Director Since: April 2018 Independent

Melvin L. Keating has served as a consultant, providing investment advice and other services to private equity firms, since November 2008. Mr. Keating serves as a director of Agilysys Inc., a leading technology company that provides innovative software for point-of-sale (POS), property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry, MagnaChip Semiconductor Corp., a designer and manufacturer of analog and mixed-signal semiconductor products for consumer, communication, computing, industrial, automotive and IoT applications (and is chair of its audit committee since August 2016), SPS Commerce, a provider of cloud based supply chain management solutions, and, Harte Hanks, Inc., a provider of multichannel marketing services. During the past five years, Mr. Keating also served on the Boards of Directors of the following public companies: Red Lion Hotels Corporation (2010-2017); API Techonologies Corp.; Crown Crafts Inc. (August 2010 – August 2013) and ModSys International Ltd. (formerly BluePhoenix Solutions Ltd.), a legacy platform modernization provider.

Skills and Qualifications: The Board selected Mr. Keating as a director nominee because of his extensive experience in technology, his successes as an executive and his corporate governance experience developed while serving on the boards of other publicly-traded companies. He is recognized as a financial expert.

Guillermo G. Marmol Age: 65 Director Since: February 2016 Independent Committee Memberships: Compensation Nomination and Governance (Chair)

Guillermo G. Marmol has served as President of Marmol & Associates since March 2007 and, prior to that, from October 2000 to 2003. He served as Division Vice President and a member of the Executive Committee of Electronic Data Systems Corporation from 2003 to 2007, and as a director and Chief Executive Officer of Luminant Worldwide Corporation from 1998 to 2000. He served as Vice President and Chair of the Operating Committee of Perot Systems Corporation from 1995 to 1998. He began his career at McKinsey & Company rising to increasingly senior positions with the firm, including the positions of Director and Senior Partner from 1990 to 1995. Mr. Marmol is a director and chair of the audit committee of Foot Locker Inc., and he is a member of the Board of Trustees and Chair of the Finance Committee of the Center for a Free Cuba in Arlington, Virginia. Mr. Marmol was a director of Information Services Group, Inc.

Skills and Qualifications The Board selected Mr. Marmol as a director nominee because he has a significant background in information technology and systems, and because of his experience having served on the boards of other publicly-traded companies. Through his long tenure as a management consultant focusing on strategic analysis and business processes, Mr. Marmol brings valuable knowledge and expertise to his service on the Board.

Himanshu H. Shah Age: 51 Director Since: April 2018 Independent

Himanshu H. Shah has served as Founder, President and Chief Investment Officer of Shah Capital since January 2005, and Managing General Partner of Shah Capital Opportunity Fund LP since July 2006 and, prior to that, Mr. Shah served as Vice President and Senior Portfolio Manager at PMP, UBS Financial Services, Inc. He serves as a Chairman of Marius Pharmaceuticals Inc. since January 2017. He has been the Chairman of UTStarcom Holdings Corp., since June 2014 and Director since November 2013.

Skills and Qualifications: The Board selected Mr. Shah as a director nominee because he has a significant background in capital markets, and because of his extensive experience consulting other companies.

Alexander W. Smith Age: 65 Director Since: April 2017

Alexander W. Smith became our Executive Chairman in February 2018. He previously served as our Non-Executive Chairman since December 2017. From February 2007 until December 2016, Mr. Smith served as President, Chief Executive Officer and a member of the board of Pier 1 Imports, Inc. (“Pier 1 Imports”). Prior to joining Pier 1 Imports, from 1995 until 2007, Mr. Smith was employed by TJX Companies, Inc. where he was instrumental in the development of TJ Maxx in the U.K, and served as Group President, where his responsibilities included Winners in Canada, Home Goods, TJ Maxx and Marshalls, plus a number of corporate functions.

Mr. Smith currently serves as a director of Art Van Furniture, LLC and as a director and member of the Audit Committee of Bluestem Group Inc. From December, 2013 to July 2016, Mr. Smith served as a director of Tumi, Inc., including as chairman of its nominating and governance committee and a member of its audit committee. From June, 2007 to April, 2011 Mr. Smith also served as a director of Papa John’s International, Inc., including as chairman of its compensation committee and as a member of its audit committee.

Skills and Qualifications: The Board selected Mr. Smith as a director nominee due to his experience in retailing and brand management, including his extensive public company experience as a senior executive and director.

Timothy J. Theriault Age: 57 Director Since: March 2016 Independent Committee Memberships: Audit

Timothy J. Theriault served as an advisor to the Chief Executive Officer of Walgreens Boots Alliance, Inc. from June 2015 until December 2016 and as executive vice president and global chief information officer from 2014–2015. He served in leadership positions with increasing responsibility at Walgreen Company from 2009 to 2014, including as senior vice president and chief information, innovation and improvement officer from 2012–2014 and as senior vice president and chief information officer from 2009–2012. Additionally, Mr. Theriault served in various executive and management positions at Northern Trust Corporation from 1991 to 2009. Mr. Theriault served as director of end user computing and advanced technologies for S. C. Johnson & Son, Inc., from 1989 to 1991. He currently serves as a director and member of the audit committee of Alliance Data Systems Corporation.

Skills and Qualifications: The Board selected Mr. Theriault as a director nominee due to his extensive experience in senior management positions at retailers and his extensive knowledge in operational and information systems.

Sing Wang Age: 54 Director Since: April 2018 Independent

Sing Wang has served as the Chairman of TKK Capital since 2015. He also has served as the Chief Executive Officer and Director of CM Seven Star Acquisition Corporation since February 2018 and Vice General Manager (non-executive) of CMIG Capital Company Limited since May 2017. Previously, he served as the Chief Executive Officer and Executive Director of China Minsheng Financial Holding Corporation Limited from February 2016 to May 2017. From September 2015 until December 2017, he was a Senior Advisor to TPG China, Limited and from 2016 until November 2017, Mr. Wang served as the Chairman of Evolution Media China. He served as a partner at TPG, Co-Chairman of TPG Greater China and the Head of TPG Growth North Asia from May 2006 until August 2015. Prior to joining TPG, Mr. Wang was the Chief Executive Officer and Executive Director of TOM Group Limited from mid-2000 to early 2006. From mid-1993 until mid- 2000 he served in various positions at Goldman Sachs Hong Kong / New York.

In July 2017, he was appointed as the Independent Non- Executive Director and member of the Audit Committee of Sands China Limited. Mr. Wang also serves as the Chairman of his personal investment companies including Amerinvest group of companies since 1991 and Texas Kang Kai (TKK) group of companies since 2015. Mr. Wang was the Non-Executive Director of China Renewable Energy Investment Limited (June 2011 - October 2015) and MIE Holdings Corporation (June 2010 - November 2015).

Skills and Qualifications: The Board selected Mr. Wang as a director nominee due to his extensive experience in executive leadership positions at various companies.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance areas such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the NYSE and SEC’s director independence requirements, the Corporate Governance Guidelines provide certain guidelines to assist the Board in its determination of director independence. Our Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees, must meet certain criteria for independence.

The Nomination and Governance Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent. Based on the director independence listing standards of the NYSE and the Corporate Governance Guidelines, the Nomination and Governance Committee and the Board affirmatively determined that each of Ms. Derby, Mr. Edwab, Mr. Keating, Mr. Marmol, Mr. Shah, Mr. Theriault, Mr. Wang, B. Michael Becker, John D. Bowlin, Tracy Dolgin, Beth M. Pritchard Catherine E. Buggeln, who served on the Board in 2017, is independent. Mr. Becker, Mr. Bowlin, Mr. Dolgin and Ms. Pritchard will not stand for re-election. Ms. Buggeln did not stand for re-election at the 2017 annual meeting. Mr. Smith was considered an independent director until February 27, 2018, when he was appointed Executive Chairman. None of the non-employee directors has any material relationship with us other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct, which set forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describe our policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees, officers and directors. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with us. All employees, officers and directors are required to annually complete a questionnaire about potential conflicts of interest and certify compliance with our policy.

The named executive officers and the Board are also required to complete a questionnaire on an annual basis that requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction or potential conflict of interest is reported by an independent director or named executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making that determination, the Audit Committee will report its recommendation on whether the entire Board should approve or ratify the transaction.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee considers. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Non-Executive Chairman and our Chief Executive Officer (or Executive Chairman pending the appointment of a new Chief Executive Officer), will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

The Nomination and Governance Committee’s policy is to consider director candidates recommended by stockholders, if those recommendations are properly submitted to us. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094. Recommendations must include the proposed nominee’s name, detailed biographical data outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, a statement outlining the reasons why the candidate’s skills, experience and background would make a valuable contribution to the Board, a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate (or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member), as well as a written statement from the candidate consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow our procedures for nomination of directors by stockholders as provided in our charter and bylaws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate before making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates who are properly qualified to serve us for the benefit of all of our stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

On March 9, 2018, Vintage Capital delivered a director nomination notice to nominate a slate of ten nominees for election as directors at the 2018 Annual Meeting in opposition to director nominees recommended by the Board.

On April 20, 2018, the Company entered into the Shah Capital Agreement with Shah Capital regarding, among other things, the membership and composition of the Board. On the same date, the Company also entered into the Vintage Capital Agreement with Vintage Capital regarding, among other things, the membership and composition of the Board.

Pursuant to the Vintage Capital Agreement, Mr. Kahn irrevocably withdrew his director nomination notice for the 2018 Annual Meeting.

Pursuant to the Cooperation Agreements, the Company appointed each of Himanshu H. Shah and Sing Wang and Melvin L. Keating to the Board, on April 24, 2018. The Company has also agreed to consider appointing up to two additional independent directors. If appointed by the Board, one independent director would be proposed by the Company and be reasonably acceptable to Shah Capital and Vintage Capital, and the other independent director would be mutually selected by Shah Capital, Vintage Capital and the Company. If the Board determines to appoint either the Company Designee or the Independent Designee, such director will be appointed following the 2018 Annual Meeting.

The Cooperation Agreements provide that the Board was required to be expanded by up to five members (from its current size of ten members) in order to appoint up to five New Directors, at the 2018 Annual Meeting and the 2019 Annual Meeting. Pursuant to the resignation of the Company’s current chief executive officer, Colin Watts, Mr. Watts will resign from the Board, and the size of the Board will be reduced by one member. Upon the appointment of a successor chief executive officer, the Company expects to increase the size of the Board by one member in order to appoint the successor chief executive officer to the Board after the 2018 Annual Meeting. Immediately after the 2018 Annual Meeting and prior to the completion of the 2019 Annual Meeting, the size of the Board will be no more than 11 directors. Before the completion of the 2019 Annual Meeting, Shah Capital and Vintage Capital will have customary replacement rights with respect to the Cooperation Directors, and Shah Capital, Vintage Capital and the Company must mutually agree on any replacements for any Company Designee or Independent Designee.

Shah Capital’s right to designate or replace one of the Shah Designees expires at the time that Shah Capital’s aggregate net long position in the Company’s common stock is less than 10%. Shah Capital’s right to designate or replace the second Shah Designee expires at the time that Shah Capital’s aggregate net long position in the Company’s common stock is less than 5%. Vintage Capital’s right to designate or replace the Vintage Designee expires at the time that Vintage Capital’s aggregate net long position in the Company’s common stock is less than 5%. At any time Shah Capital or Vintage Capital lose the right to designate a director as set forth above, the applicable Cooperation Director will immediately resign from the Board and all of its committees upon the Board’s request.

From the date of the Cooperation Agreements until the 15th day prior to the advance notice deadline for making director nominations at the Company’s 2020 annual meeting of stockholders (the “Standstill Period”), each of Shah Capital and Vintage Capital have agreed to abide by certain standstill provisions. The standstill provisions provide, among other things, that each of Shah Capital and Vintage Capital cannot: (1) solicit proxies of stockholders or participate in or assist any third party in any solicitation of proxies to vote any shares of the Company’s common stock; (2) join or form a group with respect to the Company’s common stock, (3) present any proposal for consideration at any stockholders’ meeting or propose any nominee for election to the Board; or (4) institute, solicit or join any litigation against the Company or its present or former directors, officers or employees (other than pursuant to customary exceptions, such as to enforce the applicable Cooperation Agreement).

At the 2018 Annual Meeting, each of Shah Capital and Vintage Capital have agreed to vote all shares the Company’s common stock beneficially owned by them in favor of the Company’s director nominees and otherwise in accordance with the Board’s recommendation for any other matter. Shah Capital has further agreed to vote in favor of the Company’s director nominees and otherwise in accordance with the Board’s recommendation for any other matter at any meeting of stockholders held during the Standstill Period. Vintage Capital has further agreed to vote in favor of the Company’s director nominees at any meeting of stockholders held during the Standstill Period.

Please see “Certain Relationships and Related Person Transactions.”

Communication with the Board

The Board encourages communication from our stockholders. Any interested parties who wish to communicate with the non-management directors should send any such communication to the General Counsel in care of the Company’s executive offices at 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094. All such stockholder communication will be reviewed by the General Counsel who will determine the appropriate response or course of action.

BOARD LEADERSHIP STRUCTURE

Board Leadership

Following the announcement on February 27, 2018 of the expected resignation no later than May 31, 2018 of Colin Watts, our Chief Executive Officer, the Company appointed Alex Smith, as Executive Chairman who at the time of the appointment was, and since January 1, 2018 had been, serving as our Non-Executive Chairman. He will serve in this position temporarily until a new Chief Executive Officer is appointed, at which time we expect Mr. Smith to resume his position as our Non-Executive Chairman.

The Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while our Non-Executive Chairman of the Board (or pending the appointment of a new Chief Executive Officer, our Executive Chairman) sets the agenda for Board meetings and presides over meetings of the full Board. In addition, the Non-Executive Chairman of the Board had (and will have after the appointment of our new Chief Executive Officer) the responsibility of consulting with our Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with our Chief Executive Officer and advising him on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines.

Two of the key responsibilities of the Board are to develop and approve strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer previously did, and we expect will bring company-specific experience and expertise.

The Board believes that having separate roles of Non-Executive Chairman and our Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. The Board believes that this structure is in the best interests of stockholders because it provides the appropriate balance between strategy development and oversight of management. The Board expects Mr. Smith to resume his role as our Non-Executive Chairman promptly after we appoint a new Chief Executive Officer.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Board generally holds executive sessions at each regular Board meeting. Executive sessions are chaired by the Chairman of the Board.

Meeting Attendance

The Board met eleven (11) times in 2017. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member. In addition to participation in Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with our Non-Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to us.

We do not have a formal policy requiring members of the Board to attend the annual meeting, although all directors are strongly encouraged to attend. All of our directors attended the 2017 annual meeting of stockholders.

Self-Evaluations

The Board and each committee of the Board conduct an annual self-evaluation, which considers a number of elements, such as the performance of the Chief Executive Officer and named executive officers, each committee and the Board as a whole. The self-evaluation also provides a forum for the Board and committee members to address specific concerns regarding how the Board and/or committee functions, the level of participation from its respective members, and actions to be taken to improve the Board and/or committee’s effectiveness. The results of these evaluations are discussed with the Board and committee members once completed.

Risk Management

The Board has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity, operations and cybersecurity, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of our senior management to develop and implement our short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risks and risk controls related to significant business activities and Company objectives and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

BOARD COMMITTEES

The Board has established an Audit Committee, a Compensation Committee and a Nomination and Governance Committee. The Audit, Compensation and Nomination and Governance Committees are composed entirely of independent directors, as defined under applicable SEC rules, NYSE listing standards and the Corporate Governance Guidelines. The charters of each committee are available on the Investor Relations section of our website, www.vitaminshoppe.com.

A list of current Committee memberships can be found on the Investor Relations section of our website, www.vitaminshoppe.com. The Committee memberships as of the date of this proxy statement are listed below:

Name	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker(1)	C
John D. Bowlin(1)	X
Deborah M. Derby		C	X
David H. Edwab	X		X
Guillermo G. Marmol		X	C
Beth M. Pritchard(1)		X	X
Alexander W. Smith*
Timothy J. Theriault	X

*	Mr. Smith is the executive chairman of the Board.
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

(1) Mr. Becker, Mr. Bowlin and Ms. Pritchard will not stand for re-election.

Audit Committee

The Audit Committee held five (5) meetings in 2017. The Audit Committee annually reviews and reassesses the adequacy of its charter. In December 2017, the Audit Committee reviewed and approved the Audit Committee Charter and determined that no changes need to be made. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	oversee our accounting and financial reporting processes, including the review of our quarterly and annual financial results;

•	select, retain, evaluate and terminate when appropriate, our independent registered public accounting firm, and oversee the relationship, including monitoring the independent registered public accounting firm’s independence and reviewing the scope of the independent registered public accounting firm’s work, including preapproval of audit and non-audit services;

•	review reports and recommendations of our independent registered public accounting firm;

•	review accounting principles and financial statement presentation;

•	oversee our internal audit function, including review of the scope of all internal audits and related reports and recommendations;

•	review management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s related attestation;

•	monitor the integrity of our financial statements;

•	monitor compliance with financial reporting requirements;

•	monitor compliance with internal control over financial reporting;

•	evaluate the performance of our independent registered public accounting firm, including the lead partner, and the performance of our internal auditors;

•	discuss our financial statements and our quarterly and annual reports to be filed with the SEC with management and the independent registered public accounting firm;

•	review our policies regarding the assessment of financial risk;

•	review our compliance programs;

•	review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	review our procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•	review and approve the Audit Committee report to be included in the proxy statement.

Each member of the Audit Committee is financially literate and has accounting or financial management expertise. The Board has determined that both Mr. Becker and Mr. Edwab have financial management expertise and, based upon their education and experience as a public accountant and experience in advising, auditing and reporting on the financial statements and on internal control over financial reporting of large publicly held companies, including retail companies, the Board has determined that both Mr. Becker and Mr. Edwab are an audit committee financial experts as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. The Board has also determined that each Audit Committee member is independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee held five (5) meetings in 2017. The Compensation Committee annually reviews and reassesses the adequacy of its charter. In December 2017, the Compensation Committee reviewed and approved an updated Compensation Committee Charter, which was submitted to, and approved by, the Board. The Compensation Committee’s primary functions are to:

•	develop and approve the Company’s executive compensation philosophy and strategy, including the balance between or mix of base salaries, cash and equity-based incentive compensation and other compensation components for our Chief Executive Officer, other executive officers and the Board;

•	review and approve compensation and goals for our Chief Executive Officer and evaluate his or her performance;

•	review and approve compensation and goals for our other executive officers and review our Chief Executive Officer’s evaluation of the performance of those executive officers;

•	approve the Company’s cash-based incentive plans for executive officers, including the performance measures to be applied in determining incentive awards;

•	review and make recommendations to the Board for approval with respect to the types and structures of employee retirement plans for our Chief Executive Officer, other executive officers and other employees;

•	establish and periodically review Company policies with respect to perquisites and other non-cash benefits for executive officers;

•	periodically review the operation of the Company’s broad-based programs and overall compensation programs for key employees;

•	designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	determine stock ownership guidelines and monitor compliance with such guidelines;

•	review the annual Compensation Committee report on executive compensation and the compensation discussion and analysis section included in the proxy statement;

•	review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk;

•	work with our Chief Executive Officer and our Non-Executive Chairman to develop succession plans for our Chief Executive Officer for an emergency situation and over the longer term; and

•	recommend to the full Board for its approval the amount and form of compensation to be paid to Company non-employee directors.

The Board has determined that each Compensation Committee member is (i) independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10C-1 under the Exchange Act, (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (iii) an “outside director” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”); provided, that in light of the Tax Act (discussed below), the importance of being an outside director for purposes of Section 162(m) will generally be limited to the administration of certain performance-based compensation amounts that are maintained under written binding contracts dated on or prior to November 2, 2017.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of our human resources department assist in providing historical information on compensation paid to executives. Management provides recommendations to the Compensation Committee regarding the level and type of compensation to provide to officers who hold the office of Vice President or higher. Members of our legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation, and the Compensation Committee may from time to time consult with outside legal counsel.

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. In 2017, the Compensation Committee retained Frederic W. Cook & Co, Inc., (“FW Cook”), as an independent consultant with respect to executive and director compensation matters. FW Cook focuses on advising boards on executive compensation and provides executive compensation advisory services. The Compensation Committee assesses the independence of a consultant from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in the listing standards of the NYSE and Rule 10C-1 under the Exchange Act. The Compensation Committee believes that FW Cook has been independent throughout its service to the Compensation Committee and there is no conflict of interest between FW Cook and the Compensation Committee. Additional information regarding the Compensation Committee’s engagement of FW Cook can be found in the section below entitled “Compensation Discussion and Analysis – Compensation Determinations and the Role of Consultants.”

Our Chief Executive Officer, Executive Vice President, Chief Financial Officer, Senior Vice President, General Counsel/Corporate Secretary, Senior Vice President, Human Resources and other officers have attended Compensation Committee meetings from time to time as the Compensation Committee deems appropriate. Our Chief Executive Officer’s feedback about each officer’s performance is considered by the Compensation Committee in their determination of the officer’s salary and incentive compensation.

The Compensation Committee may delegate all or any part of its authority and powers under the Vitamin Shoppe 2009 Equity Incentive Plan and under the Vitamin Shoppe 2018 Long-Term Incentive Plan to one or more members of the Board and/or our officers, except that the Compensation Committee may not delegate its authority or power if prohibited by law, or if the delegation would cause the awards or other transactions under the plan to cease to be exempt from Section 16(b) of the Exchange Act or not qualify for, or, as applicable, cease to qualify for, a grandfathered exemption under Section 162(m).

Nomination and Governance Committee

The Nomination and Governance Committee met two (2) times in 2017. The Nomination and Governance Committee annually reviews and reassesses the adequacy of its charter. In December 2017, the Nomination and Governance Committee reviewed and approved an updated Nomination and Governance Committee Charter, which was submitted to, and approved by, the Board. The Nomination and Governance Committee’s primary functions are to:

•	identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	review criteria and policies relating to director independence, service and tenure;

•	review any director resignation letter tendered and evaluate and recommend to the Board whether such resignation shall be accepted;

•	recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	recommend directors and executive officers for membership on other committees established by the Board;

•	develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	review the Company’s charter, bylaws and charters of Board committees; and

•	manage the performance review process of the Board, its committees and our Chief Executive Officer.

The Board has determined that each Nomination and Governance Committee member is independent under the listing standards of the NYSE and the Corporate Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

Deborah M. Derby, Beth M. Pritchard, B. Michael Becker and Katherine E. Buggeln each served as a member of the Compensation Committee during 2017. Ms. Pritchard and Mr. Becker will not stand for re-election. Ms. Buggeln did not stand for re-election at the 2017 annual meeting. No person who served as a member of the Compensation Committee during the last fiscal year has served as one of our officers or employees. No person who served as a member of the Compensation Committee during the fiscal year has any relationship requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board or the Compensation Committee.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Guidelines, our Standards of Business Conduct and our Code of Ethics for our Senior Financial Employees are available on the Investor Relations Section of our website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had ten (10) directors on December 30, 2017, the last day of our 2017 fiscal year. During fiscal 2017, only non-management and independent directors received compensation for their services on the Board. Mr. Watts who served as our Chief Executive Officer and also as director during fiscal 2017, did not receive any compensation for his services on the Board.

In 2017, we paid each non-management and independent member of the Board a $55,000 annual cash retainer, paid quarterly, and no meeting attendance fees. The non-executive chairman, each independent committee chairperson and the committee members received additional annual cash retainers, paid in quarterly installments, as follows:

Committee Chair Retainers	Amount ($)
Audit	20,000
Compensation	15,000
Nomination and Governance	10,000

Committee Member Retainers
Audit	10,000
Compensation	7,500
Nomination and Governance	5,000

Non-Executive Chairman	145,000

In addition to the above fees, directors are compensated on an ad hoc basis for special committee or subcommittee meetings held or tasks performed by a committee or subcommittee designated by either the full Board or by a standing committee of the full Board, with such compensation determined upon completion of the tasks performed.

Effective January 1, 2018, the Compensation Committee decided, based on the presentation and recommendation of FW Cook, our independent compensation consultant, to increase the annual cash retainer payable to each non-management and independent member of the Board from $55,000 to $60,000. The annual cash retainer will continue to be paid quarterly and the directors will not receive meeting attendance fees. In addition, the Compensation Committee increased the additional cash retainers as follows:

Committee Chair Retainers	Amount ($)
Audit	33,500
Compensation	25,000
Nomination and Governance	16,500

Committee Member Retainers
Audit	16,500
Compensation	12,500
Nomination and Governance	8,500

Non-Executive Chairman	290,000

Each non-employee director was granted an award of restricted stock units on July 3, 2017, with a grant date value of approximately $70,000 and with vesting in equal quarterly installments on October 2, 2017, January 2, 2018, April 2, 2018, and July 2, 2018, subject to the director’s continued service as a Board member, except that if the director is not nominated or re-elected to serve on the Board after the 2018 Annual Meeting, that director’s final quarterly vesting will be accelerated and will vest the day following the 2018 Annual Meeting. Each of the Company’s non-employee directors will have the option to defer receiving our common stock upon the vesting of the restricted stock units to three or five years after the vesting date or until their resignation.

The following table provides information concerning the compensation of each director who served in fiscal 2017 other than Mr. Watts whose compensation is described elsewhere in this proxy statement and who did not receive any compensation for his services on the Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)(5)	Total ($)
Richard L. Markee(3)	27,500	—	—	27,500
B. Michael Becker(6)	82,500	69,996	—	152,496
John D. Bowlin(6)	210,000	69,996	12,500	292,496
Catherine E. Buggeln(3)	27,500	—	—	27,500
Tracy Dolgin(4)(6)	41,250	80,683	—	111,246
Deborah M. Derby	75,000	69,996	—	144,996
David H. Edwab	70,000	69,996	—	139,996
Beth M. Pritchard(6)	72,500	69,996	—	142,496
Guillermo G. Marmol	60,000	69,996	12,500	142,496
Alexander W. Smith(4)	41,250	80,683	12,500	123,746
Timothy J. Theriault	65,000	69,996	37,500	172,496

(1)	Compensation expense resulting from the grant of restricted stock units is based on the grant date fair value of those awards and is recognized over a three-month vesting period for the restricted stock units granted April 5, 2017 to Mr. Dolgin and Mr. Smith and over a one-year vesting period for the restricted stock units granted to all independent directors on July 3, 2017. The amounts reflected in this column were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).
(2)	No options were awarded in fiscal 2017.
(3)	Richard L. Markee and Catherine E. Buggeln decided not to stand for re-election to serve on the Board at the 2017 Annual Meeting.
(4)	Tracy Dolgin and Alexander W. Smith joined the Board on April 4, 2017.
(5)	Timothy J. Theriault received a one-time payment of $25,000 in recognition of services on an ad hoc committee of the Board, and Messrs. Bowlin, Marmol, Smith and Theriault each received a one-time payment of $12,500 in recognition of services on an ad hoc committee of the Board.
(6)	Mr. Becker, Mr. Bowlin, Mr. Dolgin and Ms. Pritchard will not stand for re-election.

The table below shows the aggregate number of shares underlying stock options and the number of restricted stock units held by our non-employee directors as of December 30, 2017.

Name	Stock Options (#)	Unvested Restricted Stock Units (#)	Deferred Restricted Stock Units (#)
B. Michael Becker	27,742	4,412	—
John D. Bowlin	—	4,412	—
Deborah M. Derby	—	4,412	3,749
Tracy Dolgin	—	4,412	—
David H. Edwab	2,030	4,412	2,279
Guillermo G. Marmol	—	4,412	—
Beth M. Pritchard	28,742	4,412	3,749
Alexander W. Smith	—	4,412	—
Timothy J. Theriault	—	4,412	—

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

The stock ownership guidelines for the non-management and independent members of the Board were designated to continue to encourage significant ownership of our common stock and to further align the personal interests of the directors with the interests of our stockholders. Each covered director is prohibited from selling any shares of our common stock unless at the time of such sale, and on a pro forma basis giving effect to such sale, such director holds an aggregate value of five (5) times such director’s base retainer, or $275,000, in our common stock and/or deferred stock units.

SECURITY OWNERSHIP

The following table describes, as of April 30, 2018, the beneficial ownership of our common stock by:

•	each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Beneficial Owner	Shares of Common Stock Beneficially Owned***	Percent of Common Stock Outstanding****
Beneficial Owners of More than 5% of Our Common Stock
The Vanguard Group, Inc. (1)	1,413,884	5.8%
Dimensional Fund Advisors LP (2)	1,517,314	6.3%
BlackRock Inc. (3)	3,125,360	12.9%
Kahn Reporting Persons (including Vintage) (4)	3,587,255	14.8%
Shah Reporting Persons (5)	4,241,342	17.5%
FMR LLC (6)	1,332,370	5.5%
Named Executive Officers and Directors*:
Colin Watts (7)	50,850	**
Brenda Galgano (8)	34,403	**
Michael J. Beardall (9)	14,857	**
David M. Kastin (10)	8,239	**
Jason Reiser	144	**
B. Michael Becker (11)	10,235	**
John D. Bowlin (11)	54,557	**
Deborah M. Derby (11)	11,433	**
Tracy Dolgin (11)	4,981	**
David H. Edwab (11)	16,687	**
Melvin L. Keating (11)	–	**
Guillermo G. Marmol (11)	8,160	**
Beth M. Pritchard (11)	13,622	**
Alexander W. Smith (11)	4,981	**
Himanshu H. Shah (5)(11)	4,241,342	17.5%
Timothy J. Theriault (11)	7,160	**
Sing Wang (11)	–	**
All directors and executive officers as a group (17 persons)	4,481,651	18.5%

*	The address of each stockholder is c/o Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd., Secaucus, New Jersey 07094.

**	Represents less than 1%.
***	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.
****	Percentage of beneficial ownership is based on 24,232,045 shares of common stock outstanding at April 30, 2018.
(1)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. At that time, The Vanguard Group, Inc. reported sole voting power as to 24,340 shares, sole dispositive power as to 1,390,423 shares and shared dispositive power as to 23,461 shares and listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power as to 1,400,837 and sole dispositive power as to 1,517,314 shares, and Dimensional listed its address as Building One 6300 Bee Cave Road Austin, Texas, 78746.
(3)	Based solely on a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock Inc. At that time, BlackRock Inc. reported sole voting power as to 3,076,056 shares and sole dispositive power as to 3,125,360 shares and listed its address as 55 East 52nd Street, New York, New York 10022.
(4)	Based solely on a Schedule 13D filed with the SEC on April 24, 2018, by Vintage Capital Management, LLC (“Vintage”), Kahn Capital Management, LLC and Brian R. Kahn (collectively, the “Kahn Reporting Persons”). At that time, the Kahn Reporting persons reported shared voting and dipositive power as to 3,587,255 shares and listed their address as 4705 S. Apopka Vineland Road, Suite 206, Orlando, FL 32819.
(5)	Based solely on a Schedule 13D filed with the SEC on April 24, 2018, by (i) Shah Capital Management, Inc. (“Shah Capital”), (ii) Shah Capital Opportunity Fund LP. (“Shah LP”) and (iii) Himanshu H. Shah (“Shah,” together with Shah Capital and Shah LP, the “Shah Reporting Persons”). At that time, (i) Shah Capital reported shared voting and dispositive power as to 4,241,342 shares, (ii) Shah LP reported shared voting and dispositive power to 3,857,642 shares, and (iii) Shah reported sole voting and dispositive power as to 34,800 shares and shared voting and dispositive power as to 4,241,342 shares. The Shah Reporting Persons listed their addresses as 8601 Six Forks Road, Ste. 630 Raleigh, NC 27615.
(6)	Based solely on a Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC and Abigail P. Johnson (collectively, the “FMR Reporting Persons”). At that time, the FMR Reporting persons reported sole voting power as to 442,204 shares and sole dipositive power as to 1,332,370 shares and listed their address as 245 Summer Street, Boston, Massachusetts 02210.
(7)	The shares reported do not include 7,436 unvested restricted stock awards, which will vest on March 8, 2019, 25,523 unvested restricted stock awards, which will vest on March 10, 2019, 27,956 unvested restricted stock awards which vest on January 16, 2020, 25,524 unvested restricted stock awards which will vest on March 10, 2020, 27,957 unvested restricted stock awards which vest on January 16, 2021, 29,742 unvested performance share units, which will vest on December 29, 2018, 51,047 unvested performance share units which will vest on December 28, 2019, 167,741 unvested performance share units which vest on December 26, 2020 and 18,072 shares of common stock issuable under options exercisable on March 8, 2019.
(8)	The shares reported do not include 1,786 unvested restricted stock awards, which will vest on March 8, 2019, 6,380 unvested restricted stock awards, which will vest on March 10, 2019, 10,752 unvested restricted stock awards which vest on January 16, 2020, 6,381 unvested restricted stock awards, which will vest on March 10, 2020, 10,753 unvested restricted stock awards which vest on January 16, 2021, 7,142 unvested performance share units, which will vest on December 29, 2018, 12,761 unvested performance share units, which will vest on December 28, 2019, 32,258 unvested performance share units which vest on December 26, 2020, and 4,340 shares of common stock issuable under options exercisable on March 8, 2019.
(9)	The shares reported do not include 1,099 unvested restricted stock awards, which will vest on March 8, 2019, 3,926 unvested restricted stock awards, which will vest on March 10, 2019, 3,927 unvested restricted stock awards, which will vest on March 10, 2020, 4,395 unvested performance share units, which will vest on December 29, 2018, 7,853 unvested performance share units, which will vest on December 28, 2019, and 2,671 shares of common stock issuable under options exercisable on March 8, 2019.

(10)	The shares reported do not include 3,514 unvested restricted stock awards, which will vest on August 20, 2018, 1,099 unvested restricted stock awards, which will vest on March 8, 2019, 3,926 unvested restricted stock awards, which will vest on March 10, 2019, 6,881 unvested restricted stock awards which vest on January 16, 2020, 3,927 unvested restricted stock awards, which will vest on March 10, 2020, 6,882 unvested restricted stock awards which vest on January 16, 2021, 4,395 unvested performance share units, which will vest on December 29, 2018, 7,853 unvested performance share units, which will vest on December 28, 2019, 20,645 performance share units which vest on December 26, 2020 and 2,671 shares of common stock issuable under options exercisable on March 8, 2019.
(11)	The shares reported do not include 1,471 unvested restricted stock units, which will vest on July 2, 2018; provided, however, pursuant to the Company’s Director Compensation Plan, because Mr. Becker, Mr. Bowlin, Mr. Dolgin and Ms. Pritchard were not nominated to serve on the Board, vesting for their respective 1,471 unvested restricted stock units will be accelerated and they will vest the day following the 2018 Annual Meeting.

Equity Compensation Plan Information

The following table sets forth, as of December 30, 2017, certain information related to our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	636,961(1)	$27.74	1,989,712
Equity compensation plans not approved by security holders	—	—	—

Total	636,961	—	1,989,712

(1)	Consists solely of awards granted under our Amended and Restated 2006 Stock Option Plan and our Amended and Restated 2009 Equity Incentive Plan. Includes 288,365 shares of common stock underlying outstanding performance share units that have not vested and 39,708 shares of common stock underlying outstanding restricted stock units that have not vested, which shares are not included in the weighted average exercise price of outstanding options, warrants and rights column.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of our executive officers as of the date of this proxy statement:

Name	Age	Position
Colin Watts	52	Chief Executive Officer
Brenda Galgano	49	Executive Vice President and Chief Financial Officer
David M. Kastin	50	Senior Vice President, General Counsel and Corporate Secretary

Colin Watts, has served as our Chief Executive Officer since April 6, 2015. Prior to joining us, Mr. Watts was President of Weight Watchers Health Solutions from July 2013 to March 2015. He previously served as Senior Vice President, Health Solutions and Global Innovation at Weight Watchers from 2012 through July 2013. Before joining Weight Watchers, Mr. Watts was the Chief Innovation Officer and a member of the executive team at Walgreens from December 2008 through December 2011. Prior to that, he was General Manager of US Soup at Campbell Soup Company from February 2007 to November 2008. Mr. Watts also previously served as Worldwide President of two Johnson & Johnson operating companies: McNeil Nutritionals from 2002 to 2005 and McNeil Consumer Healthcare from 2005 to 2007. On February 27, 2018, Mr. Watts informed the Company of his departure as the Chief Executive Officer. Mr. Watts will continue employment with the Company as its Chief Executive Officer through no later than May 31, 2018.

Brenda Galgano, CPA, has served as our Executive Vice President and Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

David M. Kastin has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2015. Mr. Kastin previously served as the Senior Vice President, General Counsel and Corporate Secretary of Town Sports International Holdings, Inc. from August 2007 to July 2015. From March 2007 through July 2007, Mr. Kastin was Senior Associate General Counsel and Corporate Secretary of Sequa Corporation, a diversified manufacturer. From March 2003 through December 2006, Mr. Kastin was in-house counsel at Toys “R” Us, Inc., most recently as Vice President, Deputy General Counsel. From 1996 through 2003, Mr. Kastin was an associate in the corporate and securities departments at several prominent New York law firms, including Bryan Cave LLP. From September 1992 through October 1996, Mr. Kastin was a Staff Attorney in the Northeast Regional Office of the U.S. Securities and Exchange Commission.

PROPOSAL TWO—ADVISORY AND NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval of the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the CD&A, compensation tables and accompanying narrative disclosures). In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules, this is an advisory vote, which means that this proposal is not binding on us.

The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

As described in detail below under the headings Compensation Discussion and Analysis and Executive Compensation, our compensation arrangements are designed to:

•	attract and retain talent from within the highly competitive global marketplace;

•	ensure a performance-based delivery of pay that aligns, as much as possible, our named executive officers’ rewards with our stockholders’ interests;

•	compensate our named executive officers in a manner that incentivizes them to manage our business to meet our long-range objectives;

•	compensate our named executive officers in a manner commensurate with their and our performance; and

•	promote a long-term commitment to us.

Required Vote

Please consider whether you agree with the objectives and philosophy in the CD&A, as well as whether the amounts we pay as a result are appropriate. Because your vote is advisory, it will not be binding upon the Board or Compensation Committee.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE -- APPROVAL OF THE 2018 LONG-TERM INCENTIVE PLAN

General Background

The Board believes that providing an equity stake in the future success of the business encourages and incentivizes employees to achieve long-term business goals and to increase stockholder value.

Description of the 2018 Long-Term Incentive Plan

The following description of the 2018 Long-Term Incentive Plan (the “2018 Plan”) is a summary only and is qualified in its entirety by reference to the complete text of the 2018 Plan that is included as Appendix A to this proxy statement. Subject to shareholder approval of the 2018 Plan, no further grants will be made under the Prior Plan (as defined herein). If shareholder approval of the 2018 Plan is not obtained, the Prior Plan will continue as currently in effect.

Summary of Key Features of the 2018 Plan

•	No automatic share replenishment or “evergreen” provision. The 2018 Plan has a fixed number of common shares authorized for issuance and does not automatically increase.
•	No liberal share recycling. The 2018 Plan prohibits liberal share recycling, such that the following shall not be made available for additional awards: (i) shares tendered or withheld in payment of the purchase price of an option, (ii) shares withheld to satisfy any tax withholding obligation with respect to awards, (iii) shares subject to SARs that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise, using cash proceeds from the exercise of options.
•	Not excessively dilutive to shareholders. We believe that the number of common shares authorized for issuance under the 2018 Plan is appropriate and not excessively dilutive to our shareholders.
•	No repricing of stock options or stock appreciation rights (“SARs”). The 2018 Plan prohibits the repricing of outstanding options or SARs without shareholder approval, except in connection with certain corporate transactions involving the Company. Shareholder approval is required for any 2018 Plan amendment or other action that would constitute a repricing of outstanding options or SARs.
•	No discounted stock options or SARs. The 2018 Plan prohibits granting options and SARs, in each case, with exercise or grant prices lower than the fair market value of common shares on the grant date, except in connection with the issuance or assumption of awards in connection with certain corporate transactions.
•	Awards subject to clawback. All awards granted under the 2018 Plan may be recouped by the Company in accordance with any Company recoupment policy, agreements or arrangements with applicable individuals, or as required by law.

Administration

The Compensation Committee (the “Committee”) of the Board administers the 2018 Plan (or if no compensation committee exists, the Board, or such other successor committee appointed by the Board). The Committee has broad discretion to determine which eligible employees, directors, and independent contractors receive awards under the 2018 Plan, the amount and type of grants and their terms and conditions, and any other rules it deems necessary or appropriate to administer the 2018 Plan. Individual grants will generally be based on a person’s position and present and potential contributions to the Company. The Committee may delegate this authority to a committee of the Board or an executive of the Company, subject to certain limitations. The Board has generally delegated responsibility to the Committee.

Eligibility

Our employees, non-employee directors, and independent contractors may be granted awards under the 2018 Plan. However, incentive stock options (as defined below) may only be granted to employees.

Shares

The shares issuable pursuant to awards granted under the 2018 Plan will be shares of our common stock. The maximum number of shares that may be issued pursuant to awards granted under the 2018 Plan is 2,100,000 shares (reduced by any shares issued after March 31, 2018 under our 2009 Equity Incentive Plan and 2006 Stock Option Plan, collectively, the “Prior Plan”). The maximum number of shares, which may be issued pursuant to incentive stock options, is 500,000. The total number of authorized shares are subject to adjustment, as described below.

Each share issued pursuant to an award will reduce the total authorized shares by one share.

If any outstanding shares subject to an award under the 2018 Plan are forfeited, if an award under the 2018 Plan expires or is settled in cash (in whole or in part), or if after March 31, 2018 any shares subject to an award under the Prior Plan are forfeited, the applicable number of shares will again be available for awards under the 2018 Plan. If any outstanding shares subject to an award under the Prior Plan are forfeited, or if an award terminates, expires, or is settled in cash, after March 31, 2018, the applicable number of shares will be available for awards under the 2018 Plan. However, the following shares will not become again available for awards under the 2018 Plan: (i) shares tendered or withheld in payment of the purchase price of an option issued under the 2018 Plan or, after March 31, 2018, shares tendered with respect to awards issued under the Prior Plan, (ii) shares withheld to satisfy any tax withholding obligation with respect to awards under the 2018 Plan or, after March 31, 2018, awards under the Prior Plan, (iii) shares subject to a SAR or, after March 31, 2018, SARs under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise, using cash proceeds from the exercise of options or, after March 31, 2018, options under the Prior Plan.

The Company has not specifically determined the nature and amount of any awards that will be granted in the future to any eligible individual or group of individuals, except the per person limitations as stated below.

The passage of the Tax Act (discussed below), which prohibits deductions for performance-based compensation in excess of $1 million, greatly reduces the applicability of the award limitations discussed above. The 2018 Plan permits the grant of options, SARs, restricted stock, RSUs, performance awards, other stock-based awards, and other cash-based awards (collectively “awards”). Awards may be denominated or paid in shares, cash or other property. Cash performance awards may be annual or long-term incentive awards.

On May 10, 2018, the closing price per share of our common stock on the NYSE was $4.75.

Types of Awards

The Committee is authorized to grant the following types of awards. Unless otherwise determined by the Committee, each award is evidenced by an award agreement containing the terms and conditions applicable to the award granted. In no event shall dividends or dividend equivalents be paid with respect to options or SARs.

Options. The Committee may grant either incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Section 422 of the Code, or non-qualified stock options (“NQSOs”). Each option entitles the holder to purchase a number of shares of our common stock at a set exercise price, as specified in the award agreement. The exercise price for an option is determined by the Committee, but in no event will the exercise price be less than the fair market value of our common stock on the date of grant. Options are exercisable over an exercise period determined by the Committee, which will not exceed ten years from the date of grant.

Stock Appreciation Rights. The Committee may issue SARs either independently or in tandem with an option. SARs entitle the holder to the right to be paid an amount measured by the appreciation in fair market value of our common stock from the date of grant to the date of the exercise of the right. Payment of SARs may be made in cash, our common stock, or property, as determined at the discretion of the Committee. SARs are exercisable over an exercise period determined by the Committee, which will not exceed ten years from the date of grant. The grant price of SARs (used in calculating appreciation at exercise) will be no less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock. Restricted stock is an award of shares that may be conditioned upon satisfying certain vesting requirements and/or performance criteria, as well as, subject to certain restrictions, such as on transferability, and a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Generally, the holder of restricted stock is entitled to the same rights as a stockholder, including the right to vote the restricted stock and the right to receive dividends. No dividends (or dividend equivalents) shall be payable with respect to any restricted shares until such share has vested.

Restricted Stock Unit. An RSU entitles the holder to the right to receive shares or cash at the end of a deferral period, and may be conditioned upon satisfying specified vesting requirements and/or performance criteria. The Committee may impose restrictions or conditions as to the vesting of an RSU, which may include the achievement of performance goals as set by the Committee or a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Upon the vesting of an RSU, the grantee will become entitled to receive a number of shares of common stock equal to the number of vested RSUs.

Performance Awards. A performance award (“Performance Award”) is a right or other interest granted to an individual that may be denominated in cash or shares and payable in shares, cash or in a combination of both. Performance Awards are granted with value and payment is contingent upon the achievement of performance goals relating to performance periods specified by the Committee. The terms and conditions of Performance Awards are determined by the Committee.

Other Stock-Based Awards. The Committee may grant awards in the form of other stock-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock, including but not limited to, shares of common stock awarded purely as a bonus and not subject to restrictions or conditions, shares of common stock in payment of the amounts due under an incentive or performance plan, stock equivalent units, RSUs, and awards valued by reference to book value of shares of common stock. Other stock-based awards may be granted either alone or in addition to or in tandem with other awards granted under the 2018 Plan. The terms and conditions of any other stock-based awards are determined by the Committee.

Other Cash-Based Awards. The Committee may grant awards in the form of other cash-based awards, in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other cash-based awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such awards at any time in its sole discretion. The grant of Other Cash-Based Awards shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

Performance Goals

Performance goals are pre-established by the Committee, in its sole discretion, based on one or more of the following criteria: (a) revenue, (b) earnings per share, (c) net income per share, (d) share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, (u) store openings, (v) any combination of the foregoing or (w) such other criteria as the Committee may determine. Performance goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, subsidiary, or affiliate of the Company, or individual performance. In addition, performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities.

Measurement of performance relative to performance goals generally will exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Committee, in its sole discretion, will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Per Person Limitations

The 2018 Plan limits the: (i) number of stock options and SARS that may be granted to any one participant other than non-employee directors during any calendar year to 500,000 shares, (ii) number of awards (other than stock options and SARs) that may be paid to any one participant other than non-employee directors in any calendar year to 750,000 shares, and (iii) amount of equity compensation that may be paid to a non-employee director in any one-year period under the 2018 Plan (together with any cash fees paid to such non-employee director during the fiscal year) to $500,000. The maximum amount of cash that may be payable to settle cash-denominated awards hereunder to any one individual (other than a non-employee director) under the 2018 Plan during any calendar year is to $4,000,000. In the case of multi-year performance periods, the amount which is paid for any one calendar year of the performance period is the amount paid for the performance period divided by the number of calendar years in the period.

Adjustment to Shares

In the event that any extraordinary dividend or other distribution, recapitalization, common stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of award grantees, the Committee will make equitable changes or adjustments to outstanding awards to prevent such dilution or enlargement of rights, and adjustments to the number of shares reserved under the 2018 Plan and the per-person limits relating to shares. The changes may include the number and kind of shares of common stock or other property, the exercise price, grant price, or purchase price.

Change-in-Control Provisions

For awards made pursuant to the 2018 Plan, in the event of a change in control, the 2018 Plan does not generally provide for automatic “single-trigger” vesting. Instead, for future awards, the 2018 Plan utilizes “double-trigger” vesting, under which awards vest if the participant’s employment is terminated by the Company without cause within a two-year period of the change in control. If a change in control occurs prior to the end of a specified performance period, in the case of awards subject to performance goals, such performance goals and other conditions pertaining to awards under which payments shall be deemed to be fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the relevant performance period through the change in control over (ii) the number of whole months included in the original performance period, measured at the actual performance level achieved, and are waived by the Company.

Non-transferability

Awards granted generally are not transferable except by will or the laws of descent and distribution and are only exercisable during the lifetime of the recipient of the award or the recipient’s guardian or legal representative. The Committee can permit transfers of certain awards for estate planning purposes, but transfers to third parties for value are not permitted.

Repricing Prohibition

The Committee shall not without the approval of the Company’s shareholders take any action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares are listed. Shareholder approval is required for any 2018 Plan amendment or other action that would constitute a repricing of outstanding options or SARs.

Clawback

All awards granted under the 2018 Plan may be recouped by the Company subject to any right that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act or in accordance with any Company recoupment policy or other agreement or arrangement with the participant.

Amendment and Termination

The Board may alter, amend, suspend or terminate the 2018 Plan in whole or in part. Shareholder approval generally would be required for an amendment increasing the shares reserved for the 2018 Plan, expanding eligibility, or increasing benefits to participants, or cancelling an option or SAR when the option price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a change in control).

However, not all amendments that would have the effect of increasing the cost of the 2018 Plan or increasing the value of outstanding awards would require shareholder approval. No amendment or termination of the 2018 Plan may materially adversely affect the rights of the holder of any award previously granted without the holder’s consent. Unless earlier terminated by the Board, the 2018 Plan will expire on the tenth anniversary of its effective date.

New Plan Benefits Table

Awards that will be made pursuant to the 2018 Plan are within the discretion of the Committee, and the Committee has not yet made a determination of the amounts and/or types of such awards that will be granted going forward. Therefore, it is not possible to determine the benefits that will be received by executive officers and directors if the 2018 Plan is approved by the stockholders. However, the following table sets forth the benefits or amounts which would have been received by or allocated to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, in each case, for the last completed fiscal year if the 2018 Plan had been in effect. As of December 30, 2017, the fair market value of a share of Company common stock was $4.40.

		Number of Shares
Name	Dollar Value ($)	Restricted Stock	Performance Share Units	Restricted Stock Units
Colin Watts, Chief Executive Officer	1,949,995	51,047	51,047	—
Brenda Galgano, Chief Financial Officer	487,470	12,761	12,761	—
Michael Beardall, President, Nutri-Force Nutrition	299,985	7,853	7,853	—
David Kastin, General Counsel and Corporate Secretary	299,985	7,853	7,853	—
All Executive Officers as a Group (5 people)	3,787,415	99,147	99,147	—
All Non-Employee Directors as a Group (9 people)	651,337	—	—	54,078
All Other Employees	8,960,878	488,034	142,338	—

In accordance with SEC rules, the following table lists all options granted to the individuals and groups indicated below since the original adoption of the 2009 Plan.

Name	Options
Colin Watts, Chief Executive Officer	54,216
Brenda Galgano, Chief Financial Officer	13,019
Michael Beardall, President, Nutri-Force Nutrition	8,012
David Kastin, General Counsel and Corporate Secretary	8,012
All Executive Officers as a Group (5 people)	83,259
All Non-Employee Directors as a Group (9 people)	91,169
Each other person who received or is to receive 5% of such options, warrants or rights	—
All Other Employees, including all current officers who are not executive officers as a group	5,218,713

Burn Rate

The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards granted over each of the last three fiscal years:

	2015	2016	2017
Stock Options/SARs Granted	0	264,072	0
Stock-Settled Time-Vested RSAs Granted	272,350	203,163	641,259
Stock-Settled Performance-Based Stock Units Granted	0	134,927	241,485
Weighted-Average Basic Common Shares Outstanding	28,954,804	23,875,540	23,137,977

Overhang as of March 31, 2018

Our potential dilution, or “overhang,” from outstanding awards and shares available for future awards is projected at approximately 14.82% percent. This percentage is calculated on a fully diluted basis, based on the total shares underlying outstanding stock-based awards (394,980 stock options and 1,731,524 full-value shares) under our 2009 Plan and our 2006 Stock Option Plan, the new shares available for future awards under the 2018 Plan if approved by shareholders at the June 28, 2018 annual meeting (2,100,000), and the total shares of Company common stock outstanding as of March 31, 2018 (24,291,415). Fully diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding.

The following table sets forth certain information as of March 31, 2018, unless otherwise noted, with respect to the Company’s existing equity compensation plans:

Overhang as of March 31, 2018	2009 Equity Incentive Plan	2006 Stock Option Plan	Total
Total Stock Options/SARs Outstanding (not eligible for dividends or dividend equivalents)	382,750	12,230	394,980
Weighted-Average Exercise Price of Stock Options/SARs Outstanding	$20.16	$52.95	$21.17
Weighted-Average Remaining Term of Stock Options/SARs Outstanding	8.03	4.21	7.91
Total Stock-Settled Full-Value Awards Outstanding (includes time-vested restricted shares and restricted share units outstanding (916,203) and performance share units outstanding (815,321))	1,731,524	0	1,731,524
Basic Common Shares Outstanding as of March 31, 2018	-	-	24,291,415

Equity Compensation Plan Information

For certain information related to the Company’s equity compensation plans, see “Equity Compensation Plan Information.”

Federal Income Tax Consequences

The following is a brief, general summary of certain federal income tax consequences applicable to awards based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations. Federal income tax laws and regulations are amended frequently, and such amendments may or may not be retroactive. Individual circumstances may vary these results. Further, employees and other award recipients may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local income taxes and estate or inheritance taxes. This summary is intended for the information of stockholders in connection with the proposal to approve the 2018 Plan and not as tax advice to plan participants.

NQSOs. An individual is not subject to any federal income tax upon the grant of an NQSO. Upon exercise of an NQSO, however, he or she generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares transferred to him or her over the exercise price for the shares, with such fair market value generally determined on the date the shares are transferred pursuant to the exercise. If shares acquired upon exercise of an NQSO are later sold by the individual, then the difference between the sales price and the fair market value of the shares on the date that ordinary income previously was recognized on the shares generally will be taxable as long-term or short-term capital gain or loss (depending upon whether the shares have been held for more than one year). We normally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the individual in the year the income is recognized.

Incentive Stock Options. An individual is not subject to any federal income tax upon the grant of an ISO. In addition, normally he or she will not recognize income for federal income tax purposes as the result of the exercise of an ISO and the related transfer of shares of our common stock to him or her. However, the excess of the fair market value of the shares transferred upon exercise of the ISO over the exercise price will constitute an adjustment to income for purposes of calculating alternative minimum tax for the year in which the ISO is exercised, and an employees’ federal income tax liability may be increased as a result under the alternative minimum tax rules of the Code.

If an individual holds the shares acquired upon exercise of an ISO for at least two years following grant of the option and at least one year following exercise, he or she generally will recognize long-term capital gain or loss upon the disposition of the shares equal to the difference between the amount realized on the disposition and the exercise price for the shares. If an individual disposes of shares acquired upon exercise of an ISO before satisfying the one- and two-year holding periods described above, he or she may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income generally will be the lesser of (i) the amount realized on disposition less the exercise price for the shares, and (ii) the amount by which the fair market value of the shares transferred to the individual upon exercise exceeded the exercise price for the shares. The balance, if any, of the gain recognized on the disposition will be taxable as long-term or short-term capital gain (depending upon whether the shares have been held for more than one year).

We generally are not entitled to any federal income tax deduction on the grant or the exercise of an ISO or upon an employees’ disposition of the shares acquired after satisfying the holding periods described above. If the holding periods are not satisfied, we may be entitled to a federal income tax deduction in the year the shares are disposed of in an amount equal to any ordinary income recognized by an associate.

Stock Appreciation Rights. An individual will recognize ordinary income for federal income tax purposes upon the exercise of a SAR for cash, our common stock, property, or a combination thereof, and the amount of income that the associate or other individual will recognize will equal the amount of cash and the fair market value of our common stock or other property that he or she receives as a result of the exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the employees or other individual in the same taxable year in which the income is recognized.

Restricted Stock. An associate or other individual is not subject to any federal income tax upon the grant of restricted stock, nor does the grant of restricted stock result in an income tax deduction for us, unless generally the restrictions on the stock do not present a substantial risk of forfeiture under Section 83 of the Code. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, the associate or other individual will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to him or her, generally determined on the date the restricted stock is no longer subject to a substantial risk of forfeiture. If the restricted stock is forfeited, the employees or other individual will recognize no income. An associate or other individual may elect under Section 83(b) of the Code to recognize the fair market value of our common stock as ordinary income at the time of grant of the restricted stock. If the employees or individual so elects, (i) he or she will not otherwise be taxed in the year that the restricted stock is no longer subject to a substantial risk of forfeiture (unless such stock is then sold), and (ii) if the restricted stock is subsequently forfeited, he or she will be allowed no deduction for the forfeiture.

Restricted Stock Units. An associate or other individual generally is not subject to any federal income tax upon the grant of an RSU, nor does the grant of an RSU result in an income tax deduction for us. In the year that the RSU is paid in shares of our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock paid under the RSU, determined at the time of payment. If the RSU is forfeited, the associate or other individual will recognize no gain.

Performance Awards. An associate or other individual generally will not be subject to any federal income tax upon the grant of a Performance Award. In the year that the Performance Award is paid in cash or shares of our common stock, the associate or other individual generally will recognize ordinary income in an amount equal to the cash and the fair market value of the shares of our common stock paid, determined at the time of such payment, provided that, if the shares are subject to a substantial risk of forfeiture, income with respect to the shares will not be recognized until generally the shares are no longer subject to a substantial risk of forfeiture. We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other Performance Award holder recognizes ordinary income.

Other Stock-Based Awards. The taxation of an associate or other individual who receives other stock-based awards will depend on the form and terms and conditions of the award. We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other individual recognizes ordinary income from another stock-based award, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) with respect to certain officers.

Other Cash-Based Awards. The taxation of an associate or other individual who receives other cash-based awards will depend on the form and terms and conditions of the award. We normally will be entitled to a deduction at the time when, and in the amount that, the associate or other individual recognizes ordinary income, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) with respect to certain officers.

Effect of Section 409A. Depending on the terms of a grant of RSUs, performance awards, other stock-based awards, and other awards, the award may be treated as deferred compensation subject to the rules under Section 409A. In that case, and if the award fails to satisfy applicable requirements under such rules, an associate or other award recipient may be subject to additional taxes and interest.

Deductibility of Awards. Section 162(m) places an annual $1 million per person limit on the deductibility of compensation paid by us to certain executives. Under the Tax Cuts and Jobs Act, signed into law on December 22, 2017 (“Tax Act”), covered companies will no longer receive a deduction for “qualified performance-based compensation” in excess of the $1 million annual deduction limitation under Section 162(m); provided, that such change will not apply to compensation paid pursuant to a written contract in effect on November 2, 2017. The Tax Act also provides that principal financial officers of covered companies, or the Chief Financial Officer in our case, will be subject to the deduction limitations set forth in Section 162(m).

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules, (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, and (iii) if the exercisability or vesting of an award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes. Officers and directors of the Company subject to Section 16(b) of the Exchange Act, may be subject to special tax rules regarding the income tax consequences concerning their awards. The 2018 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code, and is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended.

The Board requests that stockholders approve the following resolution.

RESOLVED, that the Vitamin Shoppe 2018 Long-Term Incentive Plan, is hereby approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2018 LONG-TERM INCENTIVE PLAN.

PROPOSAL FOUR -- VOTE ON APPROVAL OF THE FIRST AMENDMENT TO THE 2010 EMPLOYEE STOCK PURCHASE PLAN

General Background

In December 16, 2009, the Board approved the Company’s 2010 Employee Stock Purchase Plan, as amended from time to time (the “Purchase Plan”) and authorized it to be funded with 200,000 shares (adjusted for stock dividends and splits) of the Company’s common stock. At the 2010 annual meeting, the stockholders approved the Purchase Plan and authorized it to be funded with 200,000 shares (adjusted for stock dividends and splits) of common stock. On August 15, 2017, the Compensation Committee of the Board (“Compensation Committee”) approved the first amendment to the Purchase Plan (the “Amendment”) to increase in the share reserve by 500,000 shares, subject to stockholder approval at the 2018 annual meeting. In addition, the Amendment expanded the definition of “Fair Market Value” in the Purchase Plan to provide a clear definition of the “Fair Market Value” of our common stock in the event that our common stock (a) is readily traded on a principle exchange, (b) is no longer traded on a public exchange or (c) if the “Fair Market Value” cannot be determined under clause (a) or (b) above, or if the Compensation Committee determines in its sole discretion that the common stock is too thinly traded for “Fair Market Value” to be determined pursuant to clause (a) and (b), the “Fair Market Value” would be determined by the Compensation Committee, in its sole discretion, on a good faith basis.

The primary purpose of the Purchase Plan is to provide eligible employees an opportunity to participate in the ownership of the Company by purchasing common stock through payroll deductions. The Purchase Plan is intended to benefit the Company as well as its stockholders and eligible employees. The Purchase Plan gives eligible employees an opportunity to purchase shares of common stock at a discounted price and we believe that our stockholders benefit from the increased interest on the part of participating, eligible employees in the profitability of the Company. Furthermore, the Company benefits from the periodic investments of equity capital provided by participants in the Purchase Plan.

Description of the ESPP

The following description of the principal features of the Purchase Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amendment that is included as Appendix B to this proxy statement, as well as the complete text of the Purchase Plan, and incorporated by reference to Exhibit 10.16 in our Annual Report on Form 10-K filed on March 17, 2010.

Administration

The Purchase Plan is administered by the Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Compensation Committee, and its decision are final, conclusive and binding upon all persons.

Eligibility

Any individual who has completed at least three (3) months of employment with the Company or any subsidiary and who is an employee as of the entry date of a given exercise period.

Exercise Periods

While the Compensation Committee has discretion to establish changes regarding the duration or the frequency of the exercise periods, shares of common stock are offered under the Purchase Plan through consecutive offering periods of approximately three months, generally beginning on the first trading day of the NYSE in April, June, October, and January each year.

Purchase of Stock; Payroll Deductions

Under the Purchase Plan, eligible employees may purchase, through payroll deductions of not less than 0.5% and not more than 10% of basic compensation, full book-entry shares of the Company’s common stock at a price which is not less than 85% of the fair market value of the common stock on the exercise date as determined annually by the Company’s Board. The fair market value of the shares purchased may not exceed $25,000 in any calendar year, and an eligible employee is limited to purchase up to 5,000 shares during an offering period under the Purchase Plan. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant.

Withdrawal; Termination of Employment

A participant may terminate his or her interest in a given offering by signing and delivering a notice of withdrawal from the Purchase Plan at least seven days prior to the exercise date of the applicable offering period. Upon termination of a participant’s employment for any reason, any plan contributions credited to the participant’s account and not yet invested in common stock will be returned to the participant.

Shares

The Purchase Plan is presently authorized to issue 200,000 shares of the Company’s common stock subject to the adjustments as provided below, if the amendment is approved by stockholders, a maximum of 500,000 additional shares will be available for issuance under the Purchase Plan.

On May 10, 2018, the closing price per share of our common stock on the NYSE was $4.75.

Transferability

No grants of common stock under the Purchase Plan will be transferable, except by will or the laws of inheritance following a participant’s death.

Amendment and Termination of the Purchase Plan

The Purchase Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board or Compensation Committee; provided that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any participant in the Purchase Plan or (ii) the Purchase Plan may not be amended in any way that will cause rights issued under the Purchase Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto.

Federal Income Tax Consequences

The following is a brief, general summary of certain federal income tax consequences applicable to awards based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations. Federal income tax laws and regulations are amended frequently, and such amendments may or may not be retroactive. Individual circumstances may vary these results. Further, employees and other award recipients may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local income taxes and estate or inheritance taxes. This summary is intended for the information of stockholders in connection with the proposal to approve the Amendment to the Purchase Plan and not as tax advice to plan participants.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code, including that any material amendments thereto (including the Amendment) must be approved by shareholders within twelve months in order for participants to receive the beneficial tax treatment described herein. Under the applicable provisions, no income will be taxable to a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. If the participant sells or otherwise disposes of the purchased common stock within two years after the start date of the exercise period in which the common stock was acquired or within one year after the actual purchase date of that common stock, then the participant generally will recognize ordinary income in the year or sale or disposition equal to the amount by which the fair market value of the common stock on the purchase date exceeded the purchase price paid for that common stock, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in the amount of such excess. The amount of this ordinary income will be added to the participant’s basis in the common stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the common stock has been held for more than one year since the date of purchase, the gain or loss will be long-term.

New Plan Benefits Table

Benefits that will be received pursuant to the Purchase Plan are within the discretion of each participant and are not fully determinable at this time. However, the following table sets forth the benefits or amounts that were received by or allocated to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, in each case, under the Purchase Plan for both (a) the last completed fiscal year and (b) in the aggregate since the Purchase Plan’s inception in 2009 and through the last completed fiscal year.

Aggregate Past Purchases Under the Employee Stock Purchase Plan

As of December 30, 2017, 242,459 shares of the Company’s common stock had been purchase under the Purchase Plan since its inception in 2009. The following number of shares have been purchased by the persons and groups identified below.

Name	Dollar Value (1)	Aggregate Number of Shares of Common Stock Purchased in the Most Recent Exercise Period Ended December 30, 2017	Dollar Value (1)	Aggregate Number of Shares Purchased Under the Purchase Plan in All Completed Exercise Periods
Colin Watts, Chief Executive Officer	—	—	—	—
Brenda Galgano, Chief Financial Officer	—	—	—	—
Michael Beardall, President, Nutri-Force Nutrition	—	—	—	—
David Kastin, General Counsel and Corporate Secretary	—	—	—	—
Jason Reiser, Former Executive Vice President and Chief Operating Officer	—	—	1,426	144
All Executive Officers as a Group (5 people)	—	—	1,426	144
All Non-Employee Directors as a Group (9 people)	—	—	—	—
Each other person who has received 5% or more of the options, warrants, and rights under the Purchase Plan	—	—	—	—
All Other Employees	89,984	24,060	5,949,696	242,315
Total	89,984	24,060	5,951,122	242,459

(1) The dollar value of shares purchased under the ESPP was computed by multiplying the number of shares purchased times the price equal to 85% of the lesser of the fair market values of the common stock on the first day of the offering period or the last day of the purchase period. The purchases set forth in the above table complied with the $25,000 limitation under the Purchase Plan as such limit is based on the fair market value of the common stock at the time the right to purchase is granted. As of December 30, 2017, the fair market value of a share of Company common stock was $4.40.

The Board requests that stockholders approve the following resolution.

RESOLVED, that the Vitamin Shoppe 2010 Employee Stock Purchase Plan, as modified by the Amendment, is hereby approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FIRST AMENDMENT TO THE 2010 EMPLOYEE STOCK PURCHASE PLAN.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the compensation principles under which our executive compensation program operates and the key actions taken by the Compensation Committee for fiscal 2017 with respect to the compensation of our named executive officers included in the compensation tables that follow. Under applicable SEC rules, our named executive officers for 2017 are as follows:

Name	Title
Colin Watts (1)	Chief Executive Officer
Michael J. Beardall(2)	President, Nutri-Force Nutrition
Brenda Galgano	Executive Vice President and Chief Financial Officer
David M. Kastin	Senior Vice President, General Counsel and Corporate Secretary
Jason Reiser(3)	Former Executive Vice President and Chief Operating Officer

(1)	Mr. Watts’ separation from the Company was announced on February 27, 2018; under his separation arrangement, Mr. Watts will continue to be employed as the Chief Executive Officer through no later than May 31, 2018.
(2)	Mr. Beardall’s employment with the Company ended as of March 30, 2018.
(3)	Mr. Reiser’s employment with the Company ended as of July 11, 2017.

Executive Summary

Fiscal year 2017 was a challenging year for the Company. We continued to focus on implementing initiatives tied to our turn-around; however, competitive trends such as broader channel availability, particularly for sports protein products, more aggressive competitor pricing and promotional strategies, and significantly increased expenditures in marketing by our competitors continued to intensify. Our operations were impacted, resulting in lower customer traffic, negative same store sales and a reduction in net sales. To combat these headwinds and turn the business around, in 2017, we launched a few key initiatives, which yielded promising results. For example, (i) we increased spending and focus on customer acquisition (digital and grassroots), which resulted in customer acquisition turning positive in Q4 for the first time in Fiscal 2017 and (ii) in August 2017, we launched the “SPARK Auto Delivery™,” a new subscription program, resulting in approximately 400,000 subscriptions by Fiscal 2017 year end.

In addition to the initiatives above, we continued to identify and implement opportunities in key areas to improve efficiencies and reduce costs. In Fiscal 2017, the Company:

•	Realized incremental year-over-year, cost of goods sold savings of approximately $15.0 million and selling, general and administrative expenses savings of approximately $4.0 million.

•	Renegotiated rent expenses with certain landlords resulting in lower occupancy costs of $9.5 million over the remaining lease periods.

•	Restructured Nutri-Force, our manufacturing operation. Although the business performance has improved and the Company explored strategic alternatives. On May 7, 2018, the Company completed the sale of Nutri-Force.

•	Opened a new distribution center on the West Coast to better service our stores and customers on the West Coast. We also announced the closure of our North Bergen, New Jersey office and distribution center upon lease expiration in August 2018.

•	Our recent financial performance coupled with the rapid change in the customer shopping decision journey made it clear we needed to further improve our omni-channel capabilities. We introduced a number of new initiatives focused on positioning The Vitamin Shoppe as a modern omni - channel retailer with a solid platform to grow through new category innovation, deeper customer personalization and unique business partnerships to help enrich the lives of our customers.

On February 27, 2018, the Company announced the naming of Alex Smith as Executive Chairman effective immediately and the upcoming departure of its Chief Executive Officer, Colin Watts. Mr. Watts will continue employment with the Company as its Chief Executive Officer through no later than May 31, 2018.

Stockholder Outreach

Communicating with our stockholders and the broader investment community is critically important. We believe that regular, transparent communications along with a proactive stockholder outreach program is essential to our commitment to keeping the investment community and all relevant stockholders informed as to our business performance. We communicate with our stockholders through a variety of means, including in person meetings at our headquarters, the stockholder’s office, or at investor conferences, via phone calls, our website or in print, which includes press releases. During Fiscal year 2017, our management team engaged with institutional investors representing more than 75% of our outstanding shares to discuss our long-term business strategy, financial and operating performance, capital allocation and other issues specific to our industry and Company. In these meetings, we heard many constructive comments on the strategy, our capital allocation plans and stockholder communications. We value the views of our stockholders and other stakeholders, and our outreach efforts provide us with a valuable understanding of our stockholders’ perspectives and an opportunity to exchange views. On at least a quarterly basis the Board receives a report from management on stockholder engagement and investor feedback. In addition to speaking with our institutional investors, we respond to inquiries from our retail investors and other stakeholders.

We also conduct general “off-season” outreach to the governance teams at our top twenty stockholders, representing approximately 85% of our outstanding shares. In our discussions with these teams we sought their input on a variety of corporate governance topics as well as executive compensation practices. Investors’ feedback was generally positive with respect to our corporate governance practices and the structure of our executive compensation plan. This information was also shared with the Board.

Although stockholder outreach is primarily a function of the management team, members of our Board, including the Chairman of the Board and Chair of the Compensation Committee, also participate when appropriate. Our Board believes these meetings are important because they help us better understand and respond to our stockholders’ priorities and perspectives.

As a result of stockholder feedback and an analysis of industry trends and best practices, we took several important actions to enhance the Company’s corporate governance practices.

What We Heard from Stockholders	How We Responded
Executive Compensation: Concern that the named executive officer compensation was increasing despite the Company’s lackluster performance

Although CEO target compensation increased for 2017, due to compensation being closely aligned with performance, the pay realized by our named executive officers is substantially lower than their total potential compensation. Refer to discussion under “Target and Realizable Compensation” for full details.

In addition, in 2018, the Company took additional steps to more closely align compensation with the Company’s performance. The Company decreased the total long-term incentive opportunities for our executive officers by 20% and increased the weighting of performance share units (PSUs) from 50% to 75% for the CEO and from 50% to 60% for all other executive officers.

Capital Allocation: The Company has not optimized its capital structure, and excess capital should be used to repurchase the Company’s 2.25% Convertible Senior Notes due 2020 (“Senior Notes”)	In 2017, the Board authorized the repurchase of up to an additional $70 million of the Company’s common stock and equity-linked securities, including the Senior Notes. In addition, the previously authorized share repurchase program, of which $66 million remains, was broadened to include the Senior Notes. On March 29, 2018, the Company settled the repurchase of $45.4 million in aggregate principal amount of its Senior Notes for an aggregate purchase price of $34.0 million, which includes accrued interest.

Say on Pay

98%	Of the votes cast on the proposal were voted in support of the compensation of our named executive officers.

At our 2017 Annual Meeting of Stockholders, 98% of the votes cast were in favor of our 2017 executive compensation program. Although investors provided us with their overwhelming approval of our compensation program, some investors expressed concerns regarding the continual increase in named executive officer’s compensation despite the Company’s decline in market value.

Recommendations from our compensation consultant were also considered by our Compensation Committee in setting named executive officer compensation for fiscal 2017 and 2018. Important changes were as follows:

Fiscal Year 2017 Changes
Compensation Program Changes - Plan	Specific Change	Rationale
Management Incentive Plan (MIP)	Aligned Key Performance Indicators (KPI) metrics with 2017 key initiatives	Incent senior management to achieve objectives critical to the execution of our Reinvention Strategy
Long-Term Incentive Plan (LTIP)	Adjusted equity award allocation: Time Vesting Restricted Stock increased to 50% and eliminated Stock Options; Performance Share Units remain at 50%	Support executive retention and stability of management as we execute on our multi-year Reinvention Strategy and to limit potential stockholder dilution

Fiscal Year 2018 Changes
Compensation Program Changes - Plan	Specific Change	Rationale
MIP	Aligned KPI metrics with 2018 key initiatives	Incent senior management to achieve objectives critical to the execution of our long-term plan
LTIP

Increased weighting on PSUs from 50% - 75% for CEO and from 50% - 60% for rest of senior management

PSU awards will be based on cumulative Adjusted Operating Income and ROIC at the end of the 3-year performance period

Takes into consideration decline in stock price More closely align realized compensation with execution of the long-term plan

General Compensation Philosophy and Objectives

We work to attract and retain proven and talented industry executives who we believe will help to place us in the best position to resume growth and to meet our objectives. We seek to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, we believe each of the following:

•	Compensation and benefits should be competitive with peer companies that compete with us for business opportunities and/or executive talent.

•	Annual cash incentive and equity awards should (i) reflect progress toward Company-wide financial and strategic objectives and (ii) balance rewards for short-term and long-term performance.

•	Our policies should encourage executives to hold stock through long-term equity awards and stock ownership guidelines, thus aligning our executives’ interests with those of our other stockholders.

We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation and other benefits.

We offer a market-competitive base salary that is intended to attract and retain executives and recognize each executive’s position, role, responsibility and experience. We use an annual cash incentive and long-term incentives to directly tie our executives’ realized compensation to achievement of pre-established financial and strategic goals. We also use long-term equity awards that encourage our executives to stay committed to the Company, and, in addition, we maintain minimum stock ownership guidelines and a general insider trading policy that includes various prohibitions that could otherwise misalign the mutual interests of our executives and our stockholders.

Executive Compensation Practices

Summarized below are some of the key executive compensation practices we believe promote good governance and best serve the interest of our stockholders, alongside those practices we do not employ.

What We Do	What We Don’t Do
Pay for Performance: A majority of our named executive officer’s compensation is tied to our financial performance.	No Excise Tax Gross-Ups Upon Change–In-Control. Stock Options: No stock options granted below fair market value and no repricing of underwater stock options.
Double Trigger Equity Acceleration Upon a Change-in-Control: LTIP awards provide for accelerated vesting upon a change-in-control only if the executive is terminated without cause within two years of that change-in-control.

Employment Agreements: Limited use of employment agreements. Severance benefits provided under a standardized Company policy.

No Guaranteed Salary Increases or Guaranteed Annual Incentive Bonuses Under The MIP.

Independent Executive Compensation Consultant: The Compensation Committee is advised by an independent executive compensation consultant on matters surrounding executive pay and governance. The consultant provides no other services to the Company.

Stock Ownership Policy: Named executive officers are expected to hold Company stock worth two to four times their base salary. Until the guideline is met, named executive officers are expected to retain a percentage of the net after-tax shares realized upon the vesting/earn-out of awards or exercise of stock options received in 2017 or thereafter (“Retention Ratio”). The Retention Ratio for the CEO is 75% and for other named executive officers is 50% of the after-tax shares.

What We Do	What We Don’t Do
Insider Trading: Prohibit named executive officers from pledging of Company stock, hedging strategies, short sales and entering into any derivative transaction on Company stock.

Clawback: Include clawback language in equity incentive awards, giving the Board the discretion to seek recoupment of the incentive-based compensation paid or granted to certain executive officers in the event of a material restatement of our financial statements.

Stockholder Outreach: Maintain ongoing dialogue with our stockholders and incorporate their feedback as appropriate in our compensation programs.

Compensation Committee Process

The Compensation Committee approves all compensation and awards to our named executive officers. Annually, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and establishes our Chief Executive Officer’s compensation for the subsequent year. Our Chairman and our Chief Executive Officer review with the Compensation Committee the performance of our other named executive officers, but no other named executive officer has any input in executive compensation decisions. Our Chief Executive Officer does not, and in fiscal 2017 did not, participate in the Compensation Committee’s deliberations with regard to his own compensation. The Compensation Committee gives substantial weight to our Chairman’s and our Chief Executive Officer’s evaluations and recommendations because they are particularly able to assess our other named executive officers’ performance and contributions.

The Compensation Committee evaluates all elements of named executive officer compensation each year after a review of achievement of financial and other strategic, non-financial and corporate objectives with respect to the prior year’s results. Additionally, following discussions with our Chairman and our Chief Executive Officer and, when the Compensation Committee determines that it is appropriate, with input from other advisors, the Compensation Committee establishes the compensation for our other named executives for the subsequent year. Early in the calendar year, the Compensation Committee determines the performance objectives for the Company and each named executive officer for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year. In addition to the Compensation Committee members, our Chief Executive Officer, our Chairman, our Chief Financial Officer, our General Counsel/Corporate Secretary, our Senior Vice President of Human Resources and other officers and Board members have provided input to the Compensation Committee from time to time.

Compensation Determinations and the Role of Consultants

Compensation Consultants

The Compensation Committee retained FW Cook as its compensation consultant. The compensation consultant reports directly to, and acts solely at the discretion of, the Compensation Committee and the Compensation Committee may replace the compensation consultant or hire additional consultants at any time. A representative of the compensation consultant attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. Management may use, as needed, other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Compensation Committee and its compensation consultant. In fiscal 2017, management did not engage a separate consultant.

During fiscal 2017, the compensation consultant performed the following services:

(i)	Assisted with the design of our MIP and LTIP for fiscal 2017 and 2018;

(ii)	Provided assistance with CEO total compensation and compensation for the hire of new senior executives;

(iii)	Discussed with the Compensation Committee possible actions to take to retain certain key executives;

(iv)	Reviewed drafts and commented on this CD&A and related compensation tables for the proxy statement;

(v)	Reviewed and recommended changes to the Company’s Executive Severance Pay Policy;

(vi)	Performed a competitive review of non-employee director compensation levels and program structure and assisted with setting compensation for Mr. Smith in his new role of non-executive chairman; and

(vii)	Discussed executive compensation trends and regulatory developments.

Selection of Peer Group

The Compensation Committee recognizes the value of using a peer group to further its understanding of the competitive market for setting executive and non-employee director compensation levels, although we do not attempt to link any single element of compensation to specific peer company percentiles.

For guidance in establishing senior executive and non-employee director compensation levels for fiscal 2017, FW Cook reviewed our peer group to ensure that it continues to serve as an appropriate benchmark and, if appropriate, recommend changes for the Compensation Committee’s consideration. FW Cook applied the following criteria to the Company’s existing peer group and to other companies considered for inclusion: revenue between forty percent and two and one-half times the Company’s and market capitalization between one-fifth and five times the Company, similar business models, including manufacturing and presence in health and wellness space, companies that current peers are using for comparison and companies that consider the Company a peer.

Based upon FW Cook’s analysis, they recommended we remove companies whose business characteristics, product mix and revenue/market capitalization were materially different from the Company.

As a result of FW Cook’s review, the following companies were removed from the peer group:

Company	Rationale for Removal
The Fresh Market, Inc.	Acquired by Apollo Global Management in April 2016 and not publically listed
Lumber Liquidators Holdings, Inc.	Weak fit in terms of industry and business characteristics
Tailored Brands, Inc.	Weak fit in terms of industry and business characteristics
Ulta Salon, Cosmetics & Fragrance, Inc.	Larger in terms of revenue and market capitalization

In addition, in accordance with FW Cook’s recommendation, the following companies were added to the peer group that was used for guidance in establishing senior executive and non-employee director compensation levels for fiscal 2017:

Company	Rationale for Addition
Nutrisystem, Inc.	Comparable market capitalization and has a presence in the health and wellness space
Sprouts Farmers Market, Inc.	Comparable market capitalization and is a retailer with a presence in the health and wellness space
Stein Mart, Inc.	Appropriate size with respect to revenue and market capitalization, considers the Company a compensation peer and three current companies in the peer group consider Stein Mart, Inc. a peer
Weight Watchers International, Inc.	Comparable revenue and market capitalization and has a presence in the health and wellness space
Weis Markets, Inc.	Comparable revenue and market capitalization and similar business characteristics – retailer with manufacturing operations

Relative to the 15-company peer group, our revenues ranked at the 40th percentile and our market capitalization was below the 25th percentile.

Company Name	Revenue (1)$	Market Valuation (2)$
Big 5 Sporting Goods Corporation	$1,009.635	$162.22
The Buckle, Inc.	974.873	1,159.98
The Cato Corporation	956.569	398.50
Finish Line, Inc.	1,844.393	585.93
GNC Holdings, Inc.	2,453.000	308.36
Hibbett Sports, Inc.	973.000	389.41
lululemon athletica inc.	2,344.392	9,870.83
Nutrisystem, Inc.	696.957	1,562.53
Pier 1 Imports Inc.	1,828.400	345.06
Sprouts Farmers Market, Inc.	4,664.612	3,291.36
Stein Mart, Inc.	1,360.518	55.62
Village Super Market, Inc.	1,604.574	344.36
Weight Watchers International, Inc.	1,306.911	2,848.48
Weis Markets, Inc.	3,136.720	1,113.32
Zumiez, Inc.	836,268	525.95
Vitamin Shoppe, Inc.	1,178,694	105.70
Vitamin Shoppe, Inc. Percentile Rank (3)	40%	6.6%

(1)	As reported in the annual report on Form 10-K for the most recent fiscal year available (in thousands of US dollars).
(2)	Based on the closing stock price as of December 29, 2017 and the number of shares of outstanding common stock reported in the latest Form 10-K or, if the fiscal year of a company does not end in December or January, the latest Form 10-Q. (in millions of US dollars).
(3)	The percentage of scores that fall at or below the score of the Company.

No changes were made to the peer group for establishing senior executive and non-employee director compensation levels for fiscal 2018.

Review of External Data

The Compensation Committee may also consider other data, including trends and best practices in executive compensation, proxy data from our peer group and legal and regulatory changes to assess our compensation practices in the businesses and markets in which we compete for executive talent. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. As a result, the Compensation Committee may determine to provide compensation outside of our normal practices to certain individuals to achieve attraction and retention objectives. Our named executive officers did not receive compensation outside of normal practice in 2017.

ELEMENTS OF TOTAL COMPENSATION

Compensation for our named executive officers includes both fixed and performance-based components. Performance-based components are designed so that above-target performance is rewarded with above-target payouts and vice versa. The fixed components of compensation are designed to be competitive and encourage retention.

The following table briefly describes each element of compensation. A detailed explanation of each component is provided in the next section, “Fiscal Year 2017 Compensation.”

Compensation Component	Reason to Provide	Performance Based	Not- Performance Based	Value Linked to Stock Price	Value Not Linked to Stock Price
Management Incentive Plan	Rewards our Named Executive Officers for achieving the annual financial and operational performance goals established by the Compensation Committee.
Long-term Incentive: PSUs

Granted annually to all Named Executive Officers to drive focus on Vitamin Shoppe’s long-term performance, align their interest with the interest of our stockholders and link to the achievement of long-term value creation.

Long-term Incentive: RSAs

Granted annually to Named Executive Officers to encourage retention. Although the number of shares earned is fixed, provided the executive is still employed, their value rises and falls with the price of our common stock, adding a performance element.

Base salary

Paid to all Named Executive Officers; competitive base salaries are necessary to attract and retain qualified, high-performing executives. Prior experience, scope of responsibility and performance are key elements considered in setting base salaries.

Executive Severance Pay Policy	Applicable to all executive officers, including Named Executive Officers, to encourage retention.

Benefits & Limited Perquisites	Offered to all Named Executive Officers; competitive benefits and modest perquisites are necessary to attract and retain qualified, high-performing executives.

The Compensation Committee believes a substantial portion of an executive’s pay should be comprised of awards that are directly tied to the Company and individual performance. A large percentage of total target compensation is “at risk” through long-term equity awards and annual bonuses. These awards are linked to actual performance and include a substantial portion of equity. The following charts illustrate the weighting of base salary, annual incentive awards and long-term incentive awards at target for the CEO and the other named executive officers during 2017:

Target and Realizable Compensation. Consistent with our pay-for performance philosophy, 50% of our CEO’s and 39% of our other named executive officer’s target compensation is at-risk and performance-based. Accordingly, we believe that the CEO and other named executive officer’s financial incentives are aligned with the Company’s actual operational, financial and stock price performance. Further, the value of realizable compensation can differ substantially from the target compensation in ways that emphasize the practical impact of our pay-for-performance philosophy. The chart below illustrates what percentage of the CEO’s and other named executive officer’s total target compensation in 2017 is at risk and performance based.

2017 CEO – Total Target and Realizable Compensation

The chart below compares the CEO’s total target compensation in 2017 to the values realized in light of the Company’s performance in a challenging year.

	Total Target Compensation	Realizable Compensation
Salary	$880,000(3)	$864,615(3)
PSUs (1)	$974,998	$149,745
RSAs (2)	$974,998	$224,607
Annual Bonus	$864,615	$309,100
Total	$3,684,610	$1,548,067

CEO’s Realized Compensation: 42% of Target Total Compensation
(1)	The amount of PSU-based compensation realized by the CEO was calculated by multiplying the total number of PSUs granted in 2017 (51,047) times the closing stock price on the last trading day of 2017, December 29, 2017 ($4.40), and then multiplying that sum by 66.67% which reflects that the Company missed the threshold financial

Target Total Direct Compensation- CEO Target Total Direct Compensation Other NEOs

targets for Adjusted Operating Income and Return on Invested Capital for fiscal 2017 and assumes that 100% of the target performance goals for fiscal 2018 and 2019 will be achieved.
(2)	The amount of RSA -based compensation realized by the CEO was calculated by multiplying the total number of RSAs granted in 2017 (51,047) times the closing stock price on the last trading day of 2017, December 29, 2017 ($4.40).
(3)	The difference between the CEO’s target salary and realized salary is due to the fact that the CEO received a merit increase to his salary on February 27, 2017 that increased his salary from $800,000 to $ 880,000.

Fiscal Year 2017 Compensation

Base Salary

Base salaries for our named executive officers are determined based on the specific level of the executive, the responsibilities of his or her position, and certain peer group data and labor market factors. Generally, our goal is to provide a salary that is competitive with the salary for similar positions in similar industries. Salaries are reviewed annually to determine whether any change is appropriate. Any increase in salary for our named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted on occasion at the Compensation Committee’s discretion to realign a particular executive’s salary with those prevailing in the market.

The following table provides information concerning the annual base salaries of our named executive officers for the periods specified. The amounts represent the salaries approved by the Compensation Committee.

Name	2016 Rate ($)	2017 Rate ($)	Increase (%)
Colin Watts(1)	800,000	880,000	10%
Brenda Galgano	500,000	515,000	3%
Michael Beardall(2)	361,000	371,000	2.8%
David Kastin	357,000	385,000	7.8%
Jason Reiser(3)	600,000	618,000	3%

(1)	Mr. Watts’ separation from the Company was announced on February 27, 2018; under his separation arrangement, Mr. Watts will continue to be employed as the Chief Executive Officer through no later than May 31, 2018.
(2)	Mr. Beardall’s employment with the Company ended as of March 30, 2018.
(3)	Mr. Reiser’s employment with the Company ended as of July 11, 2017.

In Fiscal 2016, FW Cook completed an assessment of each component of compensation for our named executive officers, including base salary, annual cash incentive and annual long-term incentive equity grants, which included an analysis of compensation within our peer group. FW Cook’s analysis revealed that Mr. Watts’ and Mr. Kastin’s base salaries were below median. In light of Mr. Watts’ maturation as a chief executive officer and the critical nature of his role in the execution of our Reinvention Strategy, the Compensation Committee increased Mr. Watts’ base salary by 10% to bring it closer to the median of the Company’s peer group. In addition, the Compensation Committee reviewed Mr. Kastin’s contributions to the Company, not only as head of the Company’s legal and regulatory function but as a strategic advisor to senior management and head of real estate, and determined that it would be appropriate to raise Mr. Kastin base salary by 7.8%, which brings it closer to the median of the Company’s peer group.

Since our fiscal year 2017 was challenging, we did not increase the base salaries of the named executive officers for fiscal year 2018.

Annual Cash Incentive – Management Incentive Program

Our philosophy is that annual cash incentives are to be used to incent achievement of short-term objectives. Our MIP is a cash-based, pay-for-performance annual incentive plan. The MIP allows for a range of cash awards based on the named executive officer’s base salary and level of employment, and our operating results and/or achievement of Key Performance Indicators (KPI) goals.

Annual cash incentives under the 2017 MIP are based upon a combination of corporate financial targets and KPIs. We believe that focusing on operating income targets, which include depreciation and amortization expense, will encourage disciplined capital investment to fuel profitable growth. Our KPIs are directly linked to our Reinvention Strategy and shared by the named executive officers, which encourages cross-functional teamwork and successful implementation of future business drivers, such as growth of private brands and an enhanced loyalty program.

The Compensation Committee approves the structure of the MIP including the corporate financial targets and the KPI goals. The Committee also retains the discretion to award lesser amounts under the MIP to individuals based upon Company or individual performance, based upon the recommendation of our Chief Executive Officer or such other factors that the Committee deems appropriate. The Compensation Committee Chair, the Audit Committee Chair and our outside auditors generally discuss our audited financial results in connection with the determination of MIP payouts.

Target bonuses are expressed as a percentage of base salary and range from 45% to 100% of salary for our named executive officers (as provided in the table on page 58). The table below describes the target bonus for each named executive officer, which is expressed as a percentage of salary in the fiscal year, and the performance metrics, which make up the target bonus.

Target Bonus Metrics and Weightings

	Adjusted Operating Income		KPI’s
Name	Vitamin Shoppe	Nutri-Force Nutrition	Private Brands Growth	Customer Engagement / Churn Reduction	Vendor Negotiations	Brand Defining Store Trans- formations	Nutri-Force Turnaround	Supply Chain	Total
Colin Watts	60%	10%	6%	6%	6%	6%	3%	3%	100%
Michael J. Beardall	40%	30%	6%	6%	6%	6%	3%	3%	100%
Brenda Galgano	60%	10%	6%	6%	6%	6%	3%	3%	100%
David M. Kastin	60%	10%	6%	6%	6%	6%	3%	3%	100%
Jason Reiser	60%	10%	6%	6%	6%	6%	3%	3%	100%

Performance Achievement Percentage Multiplier

As set forth in the chart below, The Vitamin Shoppe Financial Objectives component and The Nutri-Force Nutrition Financial Objectives component are subject to a multiplier based on a Performance Achievement Percentage, which ranges from 25% to 200% of target, based on the level of Adjusted Operating Income achieved in the fiscal year 2017.

	The Vitamin Shoppe			Nutri-Force Nutrition
Adjusted Operating Income	Threshold $93.7 Million	Target $96.8 million	Maximum $106.5 million	Threshold $(8.5) Million	Target $(7.9) million	Maximum $(7.1) million
Performance Achievement Percentage	25%	100%	200%	25%	100%	200%

Achievement of less than the threshold level of Adjusted Operating Income results in a multiplier of 0%. In addition, achievement of less than the threshold Adjusted Operating Income results in the maximum award under the KPI component being reduced from 150% to 100%. In addition, The KPI component is subject to a multiplier based on Strategic Performance Percentage, which ranges from 25% to 150% based upon the Company’s performance against the KPIs.

Adjusted Operating Income

Adjusted Operating Income for The Vitamin Shoppe represents the Company’s reported operating income (excluding Nutri-Force), along with adjustments for extraordinary, unusual or non-recurring items during the year as determined by the Compensation Committee. Adjusted Operating Income for Nutri-Force represents Nutri-Force’s portion of the Company’s reported operating income, along with adjustments for extraordinary, unusual or non-recurring items during the year as determined by the Compensation Committee.

Key Performance Indicators (KPIs)

For 2016, the Compensation Committee implemented an incentive compensation plan that focused our named executive officers on achieving specific business goals directly supporting the Company’s short and long - term goals. For 2017, the Compensation Committee decided to maintain the same structure used for the 2016 MIP, but changed the KPIs to better align our named executive officers compensation with the Company’s strategic goals of revenue growth, margin improvement, cost containment and improved customer experience. The Compensation Committee also decided to continue to apply the same KPIs to each named executive officer in order to foster strong cross-functional support and better align our senior management team with the Company’s corporate goals. The KPIs consisted of five (5) initiatives: (i) Private Brands Growth, (ii) Customer Engagement, (iii) Vendor Negotiations, (iv) Brand Defining Store Transformations, and (v) Nutri-Force and Supply Chain, each of which contained measurable performance metrics which were used to calculate the KPI portion of the MIP bonus for each named executive officer.

MIP Calculation

The following formula provides an illustration of how annual cash incentive awards pursuant to the MIP were calculated for Mr. Watts, Mr. Kastin, Mr. Reiser and Ms. Galgano:

Step 1: Participant’s eligible earnings x Participant’s Target Bonus % = Target Bonus Amount.

Step 2:

•	Target Bonus Amount x 60% = Vitamin Shoppe Financial Objectives Component.

•	Target Bonus Amount x 10% = Nutri-Force Nutrition Financial Objectives Component.

•	Target Bonus Amount x 30% = KPI Component.

Step 3: (Vitamin Shoppe Financial Objectives Component x Performance Achievement Percentage Multiplier, capped at 200%) + (Nutri-Force Nutrition Financial Objectives Component x Performance Achievement Percentable Multiplier, capped at 200%) + (KPI Component x Strategic Performance Achievement Percentage Multiplier, capped at 150%) = MIP Award.

The following formula provides an illustration of how the annual cash incentive award pursuant to the MIP was calculated for Mr. Beardall:

Step 1: Participant’s eligible earnings x Participant’s Target Bonus % = Target Bonus Amount.

Step 2:

•	Target Bonus Amount x 10% = Vitamin Shoppe Financial Objectives Component.

•	Target Bonus Amount x 60% = Nutri-Force Nutrition Financial Objectives Component.

•	Target Bonus Amount x 30% = KPI Component.

Step 3: (Vitamin Shoppe Financial Objectives Component x Performance Achievement Percentage Multiplier, capped at 200%) + (Nutri-Force Nutrition Financial Objectives Component x Performance Achievement Percentable Multiplier, capped at 200%) + (KPI Component x Strategic Performance Achievement Percentage Multiplier, capped at 150%) = MIP Award.

MIP Payouts

For fiscal 2017, The Vitamin Shoppe did not achieve our minimum threshold Adjusted Operating Income of $93.7 million, and therefore the Performance Achievement Percentage Multiplier was 0%. However, Nutri-Force exceeded its Adjusted Operating Income target maximum of $(7.1) million, resulting in a Performance Achievement Percentage Multiplier of 200%.

As set forth in the chart below, our named executive officers also achieved a portion of the KPIs, which resulted in a payout to each of the named executive officers of approximately 53% of the KPI portion of their target bonus.

KPI	Achievement %	Weight	Actual Payout %
Private Brands Growth	0%	6%	0%
Customer Engagement	0%	6%	0%
Vendor Negotiations(1)	100%	6%	6%
Brand Defining Store Transformations(2)	50%	6%	3%
Nutri-Force and Supply Chain(3)	112%	6%	6.72%
Total			15.72%

(1)	The 100% payout on this KPI was a direct result of management’s negotiations with vendors that resulted in approximately $15 million in annual savings.
(2)	The 50% payout on this KPI was a result of the complete transformation of 10 of The Vitamin Shoppe stores by the end of Q2 2017.
(3)	The 112% payout on this KPI was the result of the completion of the new distribution center in Arizona coming in under budget and outbound shipments beginning ahead of schedule.

The following table shows targeted and actual bonus amounts calculated as described above for our named executive officers for 2017.

Name	2017 Target % Salary	Threshold Payment $ (1)	2017 Target Payment $ (2)	Maximum Payment $ (3)	Actual Bonus $ (4)	Actual Bonus as a % of Target Payment
Colin Watts	100%	216,154	864,615	1,599,538	309,100	36%
Brenda Galgano	50%	64,014	256,057	473,705	91,541	36%
Michael Beardall	45%	41,521	166,085	307,257	225,460	136%
David Kastin	45%	42,828	171,311	316,925	61,244	36%
Jason Reiser(5)	65%	56,216	224,865	416,000	—	—

(1)	The amounts reflected in the chart are based on the assumption that the Company achieved at least the threshold level of Adjusted Operating Income, and that the individual received 100% of the KPI component of the bonus.
(2)	The amounts reflected in the chart are based on the assumption that the Company achieved at least the target level of Adjusted Operating Income, and that the individual received 100% of the KPI component of the bonus.
(3)	The amounts reflected in the chart are based on the assumption that the Company achieved at least the maximum level of Adjusted Operating Income, and that the individual received 150% of the KPI component of the bonus.
(4)	The amounts reflected in the chart are based on a The Vitamin Shoppe Performance Achievement Percentage multiplier of 0%, Nutri-Force Performance Achievement Percentage Multiplier of 200%, and achievement of 53% of the potential KPI payout
(5)	Mr. Reiser’s employment with the Company ended as of July 11, 2017.

Long-Term Incentive Compensation

We believe that granting equity that vests over an extended period of time encourages our named executive officers to focus on our future success and aligns their interests with the interests of our stockholders. In addition, we typically employ (x) time-based vesting to retain our named executive officers and (y) performance-based metrics to incentivize them to accomplish our goals. In certain instances, we also use time-based awards as a means for inducing potential employees to join us, as a means of rewarding current employees in connection with a promotion, for taking on new responsibilities, or for retention purposes. All such equity awards are granted under the Prior Plan. The total equity granted to recipients is based in part on their position with us and the reason for the grants. All grants to named executive officers require the approval of the Board.

In 2017, we provided our named executive officers with annual grants comprised of 50% Time Vesting Restricted Stock and 50% Performance Share Units to directly tie compensation to achievement of multi-year financial performance and increases in stock price, while supporting our retention objective during execution of our long-term strategy. We believe this mix of equity increases accountability for results and total upside earnings potential.

Time Vesting Restricted Stock

Provided the named executive officer is employed by the Company, the Time Vesting Restricted Stock shall become unrestricted and vested: (i) as to the first 50% of the shares of restricted stock, on the second anniversary of the grant date, and (ii) as to the second 50% of the shares of restricted stock, on the third anniversary of the grant date. If the named executive officer is no longer employed by the Company for any reason (other than death or disability) prior to the vesting of all or any portion of the restricted stock, such unvested portion of the restricted stock shall immediately be cancelled and the named executive officer shall forfeit any rights or interests in and with respect to any such shares of restricted stock; provided, however, in the event the named executive officer’s employment is terminated due to death or disability, the shares of restricted stock shall become unrestricted and vested as of the date of any such termination.

Performance Share Units

The Performance Share Units have a three-year performance period (“Performance Period”) and 50% of the Performance Stock Units shall be eligible to vest at the end of the Performance Period based on the achievement of adjusted operating income growth targets (the “Adjusted Operating Income Units”) and 50% of the Performance Stock Units shall be eligible to vest at the end of the Performance Period based on the achievement of return on invested capital targets (the “ROIC Units”). Performance goals for the Adjusted Operating Income Units and ROIC Units are established at the beginning of the Performance Period. The number of Adjusted Operating Income Units that vest is equal to the target number of Adjusted Operating Income Units multiplied by the Adjusted Operating Income Applicable Percentage. The “Adjusted Operating Income Applicable Percentage” is equal to the average of the Adjusted Operating Income Vesting Percentages, which range from 0% (below threshold) to 150% (outstanding) determined for each year during the Performance Period. The “Adjusted Operating Income Vesting Percentage” for fiscal 2017 is measured against a pre-established range, and a payout percentage, if any, would be calculated, but not paid. The same methodology is repeated for Fiscal 2018 and 2019. At the end of Fiscal 2019, the calculated payout percentages from each of the three years’ performance results are averaged to determine the actual share delivery. If the percentage growth in Adjusted Operating Income for a particular fiscal year falls between the indicated performance levels, the Adjusted Operating Income Vesting Percentage will be determined based on straight-line interpolation. For performance levels below the threshold level, straight-line interpolation will not be applied and the Adjusted Operating Income Vesting Percentage will be 0%.

The number of ROIC Units that performance vest as of the end of the Performance Period is equal to the target number of ROIC Units multiplied by the ROIC Applicable Percentage. The “ROIC Applicable Percentage” is equal to the average of the ROIC Vesting Percentages, which range from 0% (below threshold) to 150% (outstanding) determined for each year during the Performance Period. The “ROIC Vesting Percentage” for fiscal 2017 is measured against a pre-established range, and a payout percentage, if any, would be calculated, but not paid. The same methodology is repeated for Fiscal 2018 and 2019. At the end of Fiscal 2019, the calculated payout percentages from each of the three years’ performance results are averaged to determine the actual share delivery. For return on invested capital performance levels that fall between the indicated performance levels, the Vesting Percentage will be determined based on straight-line interpolation. For performance levels below the threshold level, straight-line interpolation will not be applied and the ROIC Vesting Percentage will be 0%.

In the event the participant’s employment with the Company is terminated before the end of the Performance Period due to the participant’s death, disability or retirement, the participant shall be entitled to a pro-rata portion of the Performance Stock Units equal to (x) the percentage of the Performance Period that the Participant was employed by the Company (calculated using the number of days employed during the

Performance Period) multiplied by (y) the number of Performance Stock Units that would otherwise have performance vested as of the end of the Performance Period.

Fiscal 2018 Compensation Summary

In light of the Company’s performance in Fiscal 2017, the Compensation Committee took the following actions for Fiscal 2018 to recognize the continuing challenges that the Company is expected to face in 2018 while providing incentives to execute the long-term plan and supporting the Company’s attraction and retention objectives during the multi-year turnaround. To accomplish these goals, for Fiscal 2018, the Compensation Committee decided to make the following changes:

•	No base salary increase or changes to MIP targets for named executive officers;

•	Under MIP, revised the financial metric goal setting approach to provide that achievement of the annual budget results in a 70% of target payout and require significant outperformance to generate a maximum payout and reduced the payout for achievement of threshold performance from 25% of target to 0%. Additionally, KPI metrics were aligned with Company’s strategic priorities;

•	Reduced long-term incentive opportunities by 20% for the named executive officers; and

•	Under LTIP, increased weighting on PSUs from 50% to 75% of total long-term incentive for CEO and from 50% to 60% for named executive officers and granted PSU awards based on cumulative Adjusted Operating Income and ROIC at the end of the 3-year performance period.

Other Benefits and Perquisites

Our named executive officers are provided with basic health and welfare insurance coverage, life insurance, and are eligible to participate in our 401(k) plan. Perquisites may be awarded to our named executive officers on a limited case-by-case basis, subject to Board and/or Compensation Committee approval. The Compensation Committee approved an annual car allowance for Mr. Watts of $20,000 effective March 17, 2017. Except for Mr. Watts’ car allowance, no additional material perquisites are being provided to our named executive officers.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so.

Executive Severance Pay Policy; Change in Control Benefits

Our named executive officers are generally provided severance protection under our Executive Severance Pay Policy, except for Mr. Beardall, who is provided severance protection under the Nutri-Force Executive Severance Pay Policy (“Nutri-Force Policy”). We believe that the Executive Severance Pay Policy, the Nutri-Force Policy and the severance protection provided in the employment agreements of our named executive officers, as applicable, provide a reasonable level of protection in the event of change in control-related terminations and help ensure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. The Compensation Committee believes that the aggregate value of benefits, covenants and other terms and conditions under the severance arrangements covering our executive management are market-competitive for a company of our size. In the Compensation Committee’s view, severance benefits, including in the event of a change in control, are event-contingent and operate as a form of insurance rather than as a principal component of our compensation strategy. The Compensation Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The table in the Potential Payments Upon Termination or Change in Control section and the accompanying narrative below provide the estimated values and details of the termination benefits under various scenarios for each of our named executive officers as of December 30, 2017.

Nonqualified Deferred Compensation

We do not have a nonqualified deferred compensation plan or program for our employees, officers or directors.

Stock Ownership Guidelines for Officers

We believe that our named executive officers should be subject to certain stock ownership guidelines to encourage significant ownership of our common stock and to further align the personal interests of our named executive officers with the interests of our stockholders. Under these guidelines, our named executive officers are required to accumulate and hold an aggregate market value of our common stock equal to a multiple of annual base salary. Applicable multiples are:

•	Chief Executive Officer – 4x

•	Other named executive officers and senior vice presidents – 2x

Effective February 21, 2017, we revised our Stock Ownership Guidelines to ensure that executives are making progress towards meeting the ownership guidelines. Under the Revised Stock Ownership Guidelines, the level of ownership set forth above remains unchanged, however, there is no longer a deadline for the required level of ownership to be reached. Instead, our named executive officers are required to retain a portion of shares received pursuant to grants in 2017 and beyond until they have achieved the required level of ownership (“Retention Ratio”). The Retention Ratio for the chief executive officer is 75% and 50% of the net after-tax shares realized upon the vesting and earn out of awards or exercise of options received in 2017 and beyond, for all other named executive officers. Ownership includes shares owned, deferred stock units and unvested restricted stock. The Compensation Committee will evaluate compliance with this policy on an annual basis.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language into equity grants, giving the Board the discretion to seek recoupment of the incentive-based compensation paid or granted to certain executive officers in the event of a material restatement of our financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive-based compensation are included in the employment agreements and equity award agreements with each of our named executive officers. The Compensation Committee will re-evaluate and, if necessary, revise our clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC adopts final rules implementing the clawback requirements.

The proposed 2018 Long-Term Incentive Plan provides that, notwithstanding anything to the contrary, if a participant in the Plan receives an amount in excess of what he or she should have received pursuant to an incentive award under the Plan by reason of a material financial restatement, then such participant shall be required to promptly repay to the Company any such excess amount as determined by the Committee.

Insider Trading Policy

Our insider trading policy prohibits certain employees, directors and service providers (including our named executive officers) from trading and/or tipping while aware of material, non-public information, restricts the disclosure of certain non-public information, and includes certain periods subject to black-out and other limitations regarding trading of our stock. Our insider trading policy also prohibits certain aggressive and speculative trading in our stock, including the trading of options, short sales, or engaging in hedging transactions (including the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds). Similarly, our insider trading policy generally prohibits pledging shares of the Company’s common stock as collateral for a loan or other financial arrangement. Company employees are prohibited from trading in Company shares during certain prescribed blackout periods, typically beginning fifteen (15) calendar days prior to the end of each fiscal quarter and ending two full trading days after the public release of our quarterly earnings announcement.

Tax and Accounting Treatment

Section 162(m) limits the tax deductibility of compensation paid by a public company to certain of its highly compensated executive officers to $1 million annually. The Tax Act eliminates the exception to the limit on deductibility for performance-based compensation and provides that the “covered employees” include, in addition to the Chief Executive Officer and certain other highly compensated executive officers, the Chief Financial Officer; provided, that such change will not apply to compensation paid pursuant to a written contract in effect on November 2, 2017. The Compensation Committee considers the impact of Section 162(m) generally when developing and implementing our executive compensation program, and it will continue to do so in light of the Tax Act. However, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals, and accordingly, it has never adopted a policy that all compensation must qualify as deductible under Section 162(m). Going forward, we will continue to monitor IRS guidance on the Tax Act in developing an executive compensation pay structure that incentivizes our officers while considering the potential loss of tax benefits available to the Company.

The 2009 Equity Incentive Plan is not the exclusive means by which annual or long-term incentive payments may be made to covered employees. The Compensation Committee may make such awards, at its discretion, and within the NYSE rules.

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices, and it believes that the mix and design of the elements of compensation do not encourage management or employees to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits, have been reviewed in terms of the long-term best interests of stockholders. The Compensation Committee believes that our executive pay practices provide adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Compensation Committee believes that our executive pay does not promote unreasonableness in risk-taking behavior. The value of short-term incentives is counterbalanced by long-term incentives and stock ownership guidelines, which the Compensation Committee believes reward sustained performance that is aligned with stockholder interests. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Deborah M. Derby – Chair

Guillermo Marmol

Beth M. Pritchard

The Compensation Committee Report on Executive Compensation set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our named executive officers for all services rendered to us in all capacities in the fiscal years ended December 30, 2017, December 31, 2016, and December 26, 2015.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Colin Watts	2017	864,615	—	1,949,996	—	309,100	27,083	3,150,794
Chief Executive Officer	2016	780,769	—	1,349,989	450,139	140,538	10,930	2,732,365
	2015	498,077	—	999,999	—	230,000	193	1,728,269
Brenda Galgano	2017	512,115	—	487,470	—	91,541	10,930	1,102,056
Executive Vice President and Chief Financial Officer	2016	496,942	—	324,175	108,093	44,725	10,930	984,865
	2015	472,621	—	339,967	—	—	10,930	823,518

Michael J. Beardall	2017	369,076	—	299,984	—	225,460	10,930	605,466
Chief Executive Officer, NutriForce	2016	358,885	—	199,474	66,521	29,070	1,966	756,426

David M. Kastin	2017	380,692	—	299,984	—	61,244	10,930	752,850
Senior Vice President, General Counsel and Corporate Secretary	2016	355,654	—	199,474	66,521	28,808	5,273	655,730

Jason Reiser (5)	2017	345,946	—	749,980	—	—	165	1,096,091
Former Executive Vice President and Chief Operating Officer	2016	265,385	400,000	999,944	—	195,000	89	1,860,418

(1)	Salary reported includes only compensation actually earned in the reported fiscal years, not base salary. Base salaries for our named executive officers for the fiscal year ended December 30, 2017 were: Mr. Watts ($880,000), Ms. Galgano ($515,000), Mr. Beardall ($371,000), Mr. Kastin ($385,000), and Mr. Reiser $(618,000).

(2)	These amounts were calculated in accordance with FASB ASC Topic 718. The values for the Performance Stock Units in the table assume 100% of the target performance goals will be achieved. If we assumed the maximum 150% of the target performance goals that could be achieved, the value of the Performance Stock Units granted to Mr. Watts, Ms. Galgano, Mr. Beardall, Mr. Kastin, and Mr. Reiser in Fiscal 2016 would be $1,349,990, $324,176, $199,490, $199,490, and $749,958, respectively and in Fiscal 2017 would be $1,462,497, $365,603, $224,988, $224,988, and $562,485, respectively. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.
(3)	These amounts reflect bonuses earned under the MIP during the applicable year, which are typically paid in the year following the applicable performance year.
(4)	The amounts reflected in the All Other Compensation column for fiscal year ended December 30, 2017 represent the following:

		Mr. Watts ($)	Ms. Galgano ($)	Mr. Beardall ($)	Mr. Kastin ($)	Mr. Reiser ($)
Car Allowance	2017	16,153	—	—	—	—

Life Insurance Premiums	2017	330	330	330	330	165

401 (k) Company Contributions	2017	10,600	10,600	10,600	10,600	—

Totals	2017	27,083	10,930	10,930	10,930	165

(5)	Mr. Reiser’s employment with the Company ended as of July 11, 2017.

Grants of Plan-Based Awards

The following table shows plan-based awards granted in fiscal 2017 to our named executive officers:

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)

Name	Grant Date	Type of Equity	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant date fair value of stock and option awards ($) (3)
Colin Watts			216,154	864,615	1,513,076
	3/10/2017	Restricted Stock Awards				51,047	51,047	51,047	$974,998
	3/10/2017	Performance Share Units				12,762	51,047	76,571	$974,998
Brenda Galgano			64,014	256,057	473,705
	3/10/2017	Restricted Stock Awards				12,761	12,761	12,761	$243,735
	3/10/2017	Performance Share Units				3,190	12,761	19,142	$243,735
Michael Beardall			42,828	171,311	316,925
	3/10/2017	Restricted Stock Awards				7,853	7,853	7,853	$149,992
	3/10/2017	Performance Share Units				1,963	7,853	11,780	$149,992
David Kastin			41,521	166,085	307,257
	3/10/2017	Restricted Stock Awards				7,853	7,853	7,853	$149,992
	3/10/2017	Performance Share Units				1,963	7,853	11,780	$149,992
Jason Reiser			56,216	224,865	416,000
	3/10/2017	Restricted Stock Awards				19,633	19,633	19,633	$374,990
	3/10/2017	Performance Share Units				4,908	19,633	29,450	$374,990

(1)	These amounts reflect threshold, target, and maximum amounts for MIP awards for the 2017 fiscal year performance period. See the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for actual amounts received by the officers in connection with MIP awards for 2017. See the section of the CD&A entitled Annual Cash Incentive – Management Incentive Program for further information regarding MIP awards for 2017.
(2)	These amounts reflect threshold, target, and maximum equity awards for the 2017 fiscal year PSUs granted under the Vitamin Shoppe 2009 Equity Incentive Plan. See the Stock Awards column of the Summary Compensation for amounts received by officers in connection with LTIP awards for 2017. In addition, see section of the CD&A entitled Annual Bonus – Long-Term Incentive Compensation for further information regarding equity awards for 2017.
(3)	These amounts reflect the FASB ASC Topic 718 grant date fair values of equity awards granted in 2017 under the Vitamin Shoppe 2009 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The table below describes the outstanding equity awards held by our named executive officers as of December 30, 2017. The stock options reflected in the table below have a maximum term of 10 years. Vested stock options under our Amended and Restated 2006 Stock Option Plan and our Amended and Restated 2009 Equity Incentive Plan generally remain exercisable for 30 days and 90 days, respectively, from the date of termination of employment without cause.

	Option Awards					Restricted Stock Awards and Performance Share Units Awards
Name	Option Grant Date	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock Not Yet Vested (#)	Market Value of Shares or Units of Stock Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Rights That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Colin Watts	-	-	-	-	-	4/6/2015	6,105 (2)	26,862	12,210 (7)	53,724
	-	-	-	-	-	3/8/2016	14,871 (3)	65,432	29,742 (8)	130,865
	-	-	-	-	-	3/10/2017	51,047 (4)	224,607	51,047 (9)	224,607
	3/8/2016	18,072 (1)	36,144 (1)	30.26	3/8/2026

Brenda Galgano	-	-	-	-	-	4/6/2015	2,075 (2)	9,130	4,152 (7)	18,269
	-	-	-	-	-	3/8/2016	3,571 (3)	15,712	7,142 (8)	31,425
	-	-	-	-	-	3/10/2017	12,761 (4)	56,148	12,761 (9)	56,148
	3/8/2016	4,340 (1)	8,679 (1)	30.26	3/8/2026

Michael Beardall	-	-	-	-	-	6/17/2015	5,159 (5)	22,700		-
	-	-	-	-	-	3/8/2016	2,197 (3)	9,667	4,395 (8)	19,338
	-	-	-	-	-	3/10/2017	7,853 (4)	34,553	7,853 (9)	34,553
	3/8/2016	2,671 (1)	5,341 (1)	30.26	3/8/2026

David Kastin	-	-	-	-	-	8/20/2015	3,514 (6)	15,462		-
	-	-	-	-	-	3/8/2016	2,197 (3)	9,667	4,395 (8)	19,338
	-	-	-	-	-	3/10/2017	7,853 (4)	34,553	7,853 (9)	34,553
	3/8/2016	2,671 (1)	5,341 (1)	30.26	3/8/2026

Jason Reiser(10)	-	-	-	-	-	-	-	-	-	-

(1)	Annual Grant (Stock Options): 33% vested on 3/8/2017, 33% vested on 3/8/2018 and 34% vests on 3/8/2019.
(2)	Annual Grant (Time Vesting Restricted Stock): 50% vested on 4/6/2017 and 50% vested on 4/6/2018.
(3)	Annual Grant (Time Vesting Restricted Stock): vested 50% on 3/8/2018 and 50% vests on 3/8/2019.
(4)	Annual Grant (Time Vesting Restricted Stock): vests 50% on 3/10/2019 and 50% vests on 3/10/2020.
(5)	New Hire Grant (Time Vesting Restricted Stock): vested 50% on 6/17/2017 and 50% vests on 6/17/2018.
(6)	New Hire Grant (Time Vesting Restricted Stock): vested 50% on 8/20/2017 and 50% vests on 8/20/2018.

(7)	Annual Grant (Time and Performance Vesting Restricted Stock): 50% time vested on 4/6/2017, 50% time vested on 4/6/2018, and becomes fully vested based on the achievement of certain adjusted EBIT targets in Fiscal 2015, 2016 and 2017. These grants will not fully vest as EBIT targets were missed in 2015, 2016 and 2017.
(8)	Annual Grant (Performance Stock Units): vests on 12/29/2018 based upon the achievement of certain adjusted operating income and ROIC goals.
(9)	Annual Grant (Performance Stock Units): vests on 12/28/2019 based upon the achievement of certain adjusted operating income and ROIC goals.
(10)	Jason Reiser voluntarily separated from The Vitamin Shoppe on July 11, 2017. His equity awards were cancelled and have no value.

Option Exercises and Stock Vested

Our named executive officers exercised no stock options during fiscal 2017, and 20,317 shares of restricted stock vested during fiscal 2017. The following table provides information concerning aggregate exercises of stock options and vesting of stock awards during fiscal 2017 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Colin Watts	-	-	6,105	115,690
Brenda Galgano	-	-	5,540	103,770
Michael J. Beardall	-	-	5,158	58,028
David M. Kastin	-	-	3,514	20,206
Jason Reiser	-	-	-	-

Nonqualified Deferred Compensation

We do not have a deferred compensation program for our employees, officers or directors.

Pension Benefits

We do not have a pension program for our employees, officers or directors.

Employment Agreements

As of December 30, 2017, Mr. Watts was employed with us and our subsidiary, Vitamin Shoppe Industries, Inc., pursuant to a written employment agreement and Ms. Galgano, Mr. Beardall and Mr. Kastin were employed pursuant to offer letter(s). Mr. Watts’ employment agreement and the offer letters for Ms. Galgano, Mr. Beardall and Mr. Kastin are described below.

Colin Watts. Mr. Watts became our Chief Executive Officer on April 6, 2015. Mr. Watts’ employment agreement, dated March 3, 2015, provided that Mr. Watts would serve as the Chief Executive Officer and his annual base salary would be $700,000. The agreement provided a sign-on bonus of $500,000 and an annual target bonus of 100% of his then current base salary, based upon the Company’s satisfaction of operating objectives specified by the Board each year at its sole discretion, and individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Board in its sole discretion.

Mr. Watts’ separation from the Company was announced on February 27, 2018. Pursuant to a Transition Letter Agreement, dated February 26, 2018 (“Transition Letter”), Mr. Watts will remain the Chief Executive Officer through no later than May 31, 2018. Provided that Mr. Watts complies with the terms of the Transition Letter, he will receive (i) one hundred four (104) weeks of his base salary, paid in accordance with the Company’s normal payroll schedule, (ii) COBRA reimbursement until the earlier to occur of (X) eighteen months from Mr. Watt’s termination date and (Y) the time when Mr. Watts become eligible for insurance coverage offered by a subsequent employer, and (iii) a pro-rata portion of the annual cash incentive for 2018 based on actual achievement, paid on or before March 15, 2019, if any.

Brenda Galgano. Upon expiration of Ms. Galgano’s employment agreement on March 31, 2016, we entered into a letter agreement that will continue to provide her with substantially similar benefits and compensation (Ms. Galgano was entitled to annual base salary equal to $484,000 and annual cash incentive with a target amount of 50% of her base salary pursuant to her previous agreement with the Company), provided that her termination rights will be governed by the Executive Severance Pay Policy, unless she is terminated due to death or disability. If Ms. Galgano is terminated due to death or disability, the letter agreement provides that she is entitled to receive the full amount of any unpaid annual cash incentive for the year prior to the termination, and if such termination occurs on July 1 or later of the calendar year, Ms. Galgano is entitled to a pro-rated annual cash incentive that she would have received based on the performance of the Company, but no portion of the bonus will be attributable to her individual performance.

If we terminate Ms. Galgano’s employment “without cause,” for “good reason” or upon or within two years following a “change in control,” or Ms. Galgano terminates her employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then she is entitled to payments under the Executive Severance Pay Policy, as described below.

Michael J. Beardall. Mr. Beardall became our President, Nutri-Force Nutrition in June 2015. Mr. Beardall’s offer letter, dated June 3, 2015, provided that Mr. Beardall would serve as President, Nutri-Force Nutrition and his annual base salary would be $350,000. The offer letter provided a sign-on bonus of $50,000 and an annual target bonus of 45% of his then current base salary, in accordance with the MIP.

On December 4, 2017, we acknowledged Mr. Beardall’s intent to resign as President, Nutri-Force Nutrition and as an officer and employee (“Resignation Acknowledgment”). The Resignation Acknowledgement provides that Mr. Beardall’s last day with us will be March 30, 2018, unless we choose an earlier date (“Retention Date”). Mr. Beardall will be paid his regular wages through the Retention Date, remain eligible to receive an annual cash incentive pursuant to the 2017 Management Incentive Plan and a one-time payment equal to $100,000 subject to certain performance criteria and subject to his execution and non-revocation of a release in our favor. Mr. Beardall’s restricted stock will continue to vest through June 30, 2018, at which point any unvested shares will be cancelled. All other unvested equity awards will be canceled as of the Retention Date.

David M. Kastin. Mr. Kastin became our Senior Vice President, General Counsel and Corporate Secretary on August 17, 2015. Mr. Kastin’s offer letter, dated July 14, 2015, provided that Mr. Kastin would serve as Senior Vice President, General Counsel and Corporate Secretary and his annual base salary would be $350,000. The agreement provided a sign-on bonus of $50,000 and an annual target bonus of 45% of his then current base salary, in accordance with the MIP.

If we terminate Mr. Kastin’s employment “without cause,” or upon or within two years following a “change in control,” or Mr. Kastin terminates his employment due to an “adverse change in status,” as defined under our Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described below.

Potential Payments Upon Termination or Change in Control

Except as described herein, our named executive officers are generally entitled to severance and change in control protection under our Executive Severance Pay Policy, which provides severance if a change in control occurs and a named executive officer’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit generally consists of (i) a cash severance benefit of two times base salary plus two times target annual cash incentive and (ii) continued benefits for a two-year period. In addition, our named executive officers are entitled to receive a pro rata target bonus for the year of termination of employment if the Company’s performance for the year equals or exceeds its business plan, based on the number of full months employed. Our named executive officers are also entitled to certain outplacement services for a one-year period following termination.

Severance is also payable under our Executive Severance Pay Policy to our named executive officers in the event of a termination without cause prior to a change in control. This severance generally consists of either (i) a cash amount equal to 26 weeks of the executive’s annual base salary if the termination occurs within the first year of employment, or (ii) a cash amount equal to 52 weeks of the executive’s annual base salary if the termination occurs after the first year of employment. In addition, if the named executive officer is terminated after June 30th in any year, he or she will receive a bonus based on Company performance, if and to the extent earned that fiscal year under any bonus plan of the Company, prorated to the date of termination.

If any payment under our Executive Severance Pay Policy would cause a participant to become subject to the excise tax imposed under Section 4999 of the Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax. No tax gross ups are provided under our Executive Severance Pay Policy or under any other Company plan.

Payment of severance benefits under the Executive Severance Pay Policy requires acceptance of, and adherence to, restrictive covenants protective of our interests, including (unless the executive is otherwise bound by separate restrictive covenant agreements with us) non-compete and non-solicitation obligations lasting for 12 months following the termination of the executive, a perpetual confidentiality provision as well as the execution of a release of claims against the Company.

To the extent our named executive officers have employment agreements, the severance protection provided therein generally mirrors the treatment provided under the Executive Severance Pay Policy; provided, for the avoidance of doubt, that in the event of a qualifying termination, our named executive officers would be provided severance under the terms of his or her employment agreement or, if no such agreement exists, the Executive Severance Pay Policy (but not both). Substantively, Mr. Watts is the only named executive officer that would generally receive treatment that differs from the foregoing, as he would receive, in lieu of the benefits described above, (i) upon a termination without cause, continued base salary payments for 104 weeks and (ii) COBRA benefits for 12 months (which coverage shall cease if he becomes eligible for insurance coverage with a new employer). If such termination occurs upon or during the 24 month period following a change in control, Mr. Watts would receive substantially similar treatment to the severance benefits provided under the Executive Severance Pay Policy. For additional information on the employment agreements, see Employment Agreements above.

The following table summarizes potential payments upon the termination of each of our named executive officers or in the event of a change in control of the Company on December 30, 2017, the end of our most recent fiscal year.

Name	Benefit	Qualifying Termination before Change in Control	Qualifying Termination within 24 months after Change in Control	Termination for Cause	Voluntary Termination	Death	Disability

Colin Watts	Stock Awards(1)	—	726,097	—	—	726,097	726,097
	Severance Pay(2)	1,760,000	3,489,230	—	—	—	—
	Plan Benefits(3)	—	18,771	—	—	—	—
	Pro-rata Bonus(4)	—	—	—	—	880,000	880,000
	Executive Outplacement(5)	—	1,500	—	—	—	—
	Total	1,760,000	4,235,598	—	—	1,606,097	1,606,097

Brenda Galgano	Stock Awards(1)	—	186,832	—	—	186,832	186,832
	Severance Pay(2)	515,000	1,542,114	—	—	—	—
	Plan Benefits(3)	—	18,126	—	—	—	—
	Pro-rata Bonus(4)	—	—	—	—	257,500	257,500
	Executive Outplacement(5)	—	1,500	—	—	—	—
	Total	515,000	1,748,564	—	—	444,324	444,324

Michael Beardall	Stock Awards(1)	—	120,811	—	—	120,811	120,811
	Severance Pay(2)	100,000	—	—	—	—	—
	Plan Benefits(3)	—	—	—	—	—	—
	Pro-rata Bonus(4)	—	—	—	—	—	—
	Executive Outplacement(5)	—	—	—	—	—	—
	Total	100,000	120,811	—	—	120,811	120,811

David Kastin	Stock Awards(1)	—	113,573	—	—	113,573	113,573
	Severance Pay(2)	385,000	1,112,622	—	—	—	—
	Plan Benefits(3)	—	18,771	—	—	—	—
	Pro-rata Bonus(4)	—	—	—	—	173,250	173,250
	Executive Outplacement	—	1,500	—	—	—	—
	Total	385,000	1,246,466	—	—	286,823	286,823

Jason Reiser	Stock Awards(1)	—	—	—	—	—	—
	Severance Pay(2)	—	—	—	—	—	—
	Plan Benefits(3)	—	—	—	—	—	—

Name	Benefit	Qualifying Termination before Change in Control	Qualifying Termination within 24 months after Change in Control	Termination for Cause	Voluntary Termination	Death	Disability
	Pro-rata Bonus(4)	—	—	—	—	—	—
	Executive Outplacement(5)	—	—	—	—	—	—

(1)	In the event of a termination for cause or in the event of a voluntary termination, stock awards will cease to vest. In addition, all options (including vested options) will be forfeited immediately. In the event of termination other than for cause or due to death or disability, the right to exercise any then exercisable portion of the stock options shall terminate ninety (90) days after the date of termination, but in no event after the tenth anniversary of the grant date. In the event of termination due to death or disability, the right to exercise the stock options shall terminate on the one (1) year anniversary of the date of termination, but in no event after the tenth anniversary of the grant date. In the event of termination due to retirement, the right to exercise the stock options, to the extent exercisable immediate prior to such termination or as to when the stock option becomes exercisable following any such termination, shall expire three years after the date of termination, but in no event after the tenth anniversary of the grant date. In the event of a termination without cause or for good reason, in each case, within two years of a change in control or in the event of a termination due to death or disability, in each case, all Stock Options and Time Vesting Restricted Stock awards would become fully vested. In addition, Performance Share Units would be converted into common stock which would also become fully vested. The number of shares of common stock received upon conversion depends upon the timing of the change in control. If the change-in-control occurs in: (i) year 1 of the grant, Performance Share Units are converted at 100%, (ii) in year 2 of the grant, Performance Share Units are converted at the actual percent for year 1 and 100% for years 2 and 3, and (iii) in year 3 of the grant, Performance Share Units are converted at the actual percent for years one and two and 100% for year 3. The amounts assume all Performance Share Units were converted to common stock at 100% and reflect the value of all unvested stock awards as of December 30, 2017.
(2)	Per the severance terms of each executive’s employment agreement and the terms of our Executive Severance Pay Policy, in each case as in effect December 30, 2017, except with respect to Mr. Watts, the “Before CIC – Termination without Cause” column reflects one year of annual base salary and the “After CIC – Termination without Cause or for Good Reason” column reflects two times the sum of the executive’s base salary plus the executive’s target bonus. Per the severance terms of Mr. Watts’ employment agreement, as in effect December 30, 2017, the “Before CIC – Termination without Cause” column reflects two times the sum of his annual base salary and the “After CIC – Termination without Cause or for Good Reason” column reflects two times the sum of the executive’s base salary plus the executive’s target bonus.
(3)	If the named executive officer elects COBRA coverage, we will pay the same amount for each applicable sub-category of coverage as we paid for such sub-category for the named executive officer before the executive’s termination for the duration of the executive’s severance pay stated above in footnote (2). Our payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage before termination.
(4)	Named executive officers are entitled to pro rata bonus payments under their respective employment agreements or our Executive Severance Pay Policy, in each case as in effect December 30, 2017.
(5)	Under our Executive Severance Pay Policy, our named executive officers may be eligible to receive reasonable, executive-level outplacement services for a period of up to one year in the event of termination without cause or for good reason after a change in control. The cost to the Company for such outplacement services is expected to vary depending on the facts and circumstances of the termination.

CEO to Median Employee Pay Ratio

Under Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act and Item 4002(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of our CEO to the total annual compensation of the median employee of the Company.

For 2017, our last completed fiscal year:

•	the median employee total annual compensation was estimated to be $23,423

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included below, was $3,150,794

Ratio of CEO to Median Employee Compensation: 134:1

We selected December 1, 2017 as the measurement date for determining the median employee. As of the measurement date, our employee population consisted of approximately 5,549 individuals, which included our full-time and part-time employees, excluding our CEO. To identify the “median employee,” we examined the amount of taxable wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 as of December 1, 2017. After identifying the median employee, we calculated the annual total compensation for such employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $23,423. With respect to the annual total compensation of our CEO, Mr. Colin Watts, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this proxy statement.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, estimates, and assumption, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre-Approval of Services

The Audit Committee annually engages our independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of our financial statements and all reasonably-related assurance services. All non-audit services are considered for pre-approval by the Audit Committee as our management requests.

The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided those pre-approvals are presented to the Audit Committee at a subsequent meeting.

Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and those policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management.

Pre-approval of a non-audit service to be performed by our independent registered public accounting firm shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

Our principal independent registered public accounting firm during the fiscal year ended December 30, 2017 was Deloitte & Touche LLP. Our Audit Committee approved in advance all Deloitte & Touche LLP services. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2017 and 2016 are described in the table below:

Fee Type	2017 ($)	2016 ($)
Audit fees (1)	1,060,000	975,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	1,060,000	975,000

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee acting with respect to the financial statements for the 2017 Fiscal Year (the “2017 Audit Committee”) is composed entirely of non-management directors. The members of the 2017 Audit Committee meet the independence and financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE and additional, heightened independence criteria applicable to members of the 2017 Audit Committee under SEC and NYSE rules. The Board of Directors has determined that B. Michael Becker qualifies as an “audit committee financial expert” as defined by the SEC. In 2017, the 2017 Audit Committee held five meetings. The 2017 Audit Committee has adopted, and annually reviews, a charter, which describes the 2017 Audit Committee’s responsibilities and the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website on the Investor Relations page, http://vitaminshoppe.investorroom.com/.

The role of the 2017 Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. The 2017 Audit Committee also oversees (a) the integrity of our financial statements; (b) compliance with legal and regulatory requirements, and our ethical standards; (c) the performance of our independent registered public accounting firm and our internal auditors; (d) the qualifications and independence of the independent registered public accounting firm and our internal auditors; (e) the risk management process; and (f) procedures to receive, retain, and address complaints regarding accounting, internal controls, and auditing matters. In fulfilling its role, the 2017 Audit Committee relies on the work and assurances of the Company’s management, internal audit and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2017, the 2017 Audit Committee met and held discussions with management, internal audit and the independent registered public accounting firm and independently as a committee. The 2017 Audit Committee discussed with the Company’s independent registered public accounting firm and internal audit the overall audit strategy, scope, timing and plans for their respective audits, the nature and extent of specialized skills used in their audits, periodic updates on the status of their respective audits, issues encountered in their audits, and the expected impact of new accounting guidance. In addition, the 2017 Audit Committee met with the independent registered public accounting firm and internal audit with and without management present to discuss the results of their examinations. The 2017 Audit Committee also reviewed with management and the independent registered public accounting firm significant accounting policies, managements’ judgments and significant estimates, and significant risks and exposures identified by management, the overall adequacy of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Standards of Business Conduct and Code of Ethics for our Senior Financial Employees, and the Company’s information technology security programs. In addition, throughout the year, the 2017 Audit Committee Chair met one on one with the lead engagement partner to promote candid and thorough dialogue.

Management represented to the 2017 Audit Committee that the Company’s consolidated financial statements included in the Company’s 2017 Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 30, 2017, were prepared in accordance with accounting principles generally accepted in the United States and prior to their issuance the 2017 Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, significant financial reporting risks, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements, and the overall quality of the Company’s financial reporting. Prior to their issuance, the 2017 Audit Committee also reviewed and discussed the quarterly and annual earnings press releases, including the presentation of non-GAAP financial information, and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the Company’s internal auditors and the independent registered public accounting firm. The 2017 Audit Committee also reviewed the Company’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment.

In addition, the 2017 Audit Committee reviewed and discussed with management and the independent registered public accounting firm their evaluation of the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The 2017 Audit Committee also discussed with our Chief Executive Officer and our Chief Financial Officer their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The 2017 Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”), including those matters required to be discussed by Auditing Standard No. 16 Communication with Audit Committees and Rule 2-07 of Regulation S-X.

In addition, the 2017 Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the PCAOB regarding the firm’s communications with the 2017 Audit Committee concerning independence. The 2017 Audit Committee pre-approved the audit and non-audit services provided by the independent registered public accounting firm and reviewed and approved the independent registered public accounting firm’s fees for services rendered for the year ended December 30, 2017. The Company considered with the independent registered public accounting firm whether the provision of non-audit services to the Company by them and the related fees was compatible with the auditor’s independence. The 2017 Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The 2017 Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, Deloitte & Touche LLP. The 2017 Audit Committee evaluates the qualifications and historical and recent performance of the Company’s independent registered public accounting firm, including the lead engagement partner and the engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. In doing so, the 2017 Audit Committee considers the quality and efficiency of the services provided by the auditors, including input from management and how effectively Deloitte & Touche LLP demonstrated its independent judgment, objectivity, and professional skepticism, and the auditors’ resources, capabilities, technical expertise and knowledge of the Company’s operations, personnel, culture, accounting policies and practices, and internal control over financial reporting. The 2017 Audit Committee also considers the quality and candor of communications and the working relationship with the 2017 Audit Committee and our management and internal auditors, the ability of the auditors to remain independent, the auditors industry and sector specific experience, external data relating to audit quality and performance, including recent PCAOB reports on Deloitte & Touche LLP and its peer firms, the results of internal surveys of Deloitte & Touche LLP’s service and quality by our management and internal auditors, the appropriateness of fees charged for audit and non-audit services, the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm, and the length of time that Deloitte & Touche LLP has served in the role, including the benefits of having a longer tenure, and the controls and processes in place (such as mandatory rotation of key partners) that help Deloitte & Touche LLP to maintain its independence in the face of such tenure. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since 1997. Considered together, these factors enable the 2017 Audit Committee to evaluate whether the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the retention of Deloitte & Touche LLP to perform other services will contribute to and enhance audit quality. Based on this evaluation, the 2017 Audit Committee decided that it was in the best interests of the Company and its stockholders to continue the retention of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 30, 2017. Although the 2017 Audit Committee has the sole authority to appoint the independent registered public accounting firm, the 2017 Audit Committee will continue its practice of recommending that the Board ask our stockholders, at their annual meeting, to ratify the appointment of the independent registered public accounting firm.

The lead engagement partner from Deloitte & Touche LLP is required to be rotated every five years. The process for selection of a new lead engagement partner includes meetings between the candidates for that role and senior management and then with the Chair of the 2017 Audit Committee, as well as discussion with the full 2017 Audit Committee.

In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Deloitte & Touche LLP dated February 27, 2018, with respect to the consolidated financial statements of the Company as of and for the year ended December 30, 2017, and with respect to the effectiveness of the Company’s internal control over financial reporting, the 2017 Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2017, for filing with the Securities and Exchange Commission.

2017 Audit Committee

B. Michael Becker – Chairman

John D. Bowlin

David H. Edwab

Tim Theriault

PROPOSAL FIVE—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2018.

Representatives of Deloitte & Touche LLP are expected to be present at the 2018 Annual Meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as our Audit Committee has recommended because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Although the Board has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the Audit Committee charter requires the Audit Committee to review all relationships and transactions in which we and our employees, directors, officers and beneficial owners of more than 5% of our common stock or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-person transaction is appropriate and will approve only those transactions that are in our best interests.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire that requires disclosure of any related-person transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our periodic filings, as appropriate. In 2017, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest.

On January 12, 2016, the Company entered into an agreement (the “Original Agreement”) with Carlson Capital, L.P. and certain of its affiliates (collectively, “Carlson Capital”) regarding, among other things, the membership and composition of the Board, pursuant to which Carlson Capital recommended Guillermo G. Marmol for appointment to the Board and the Board so appointed him. In addition, pursuant to the Original Agreement, the Company also appointed one additional independent director, Timothy J. Theriault.

On February 21, 2017, the Company entered into another agreement (the “Agreement”) with Carlson Capital regarding, among other things, the membership and composition of the Board, which amends and restates the Original Agreement. Pursuant to the Agreement, Carlson Capital was entitled to propose one independent nominee (the “Initial Independent Appointee”), reasonably acceptable to the Board, for appointment as a director of the Company. Carlson Capital recommended Mr. Tracy Dolgin as a director and the Board determined that Mr. Dolgin’s previous experience as a senior executive officer and his broad general management expertise would provide valuable knowledge and expertise to the Board. To that end, on April 4, 2017, the Board appointed Mr. Dolgin as a director. In the Agreement, the Company also agreed to appoint one additional independent director (the “Subsequent Independent Appointee” and, together with the Initial Independent Appointee, the “New Independent Directors”) as a director of the Company. The Nomination and Governance Committee recommended Mr. Alexander W. Smith as a director and the Board determined that Mr. Smith’s extensive experience in retailing and brand management, including public company experience as a senior executive and director would provide valuable knowledge and insight to the Board. Therefore, on April 4, 2017, the Board appointed Mr. Smith as a director. The Agreement provides that the Board was required to be expanded by two members (from ten (10) members to twelve (12) members) in order to appoint the two New Independent Directors, and the Board size was increased from ten (10) to twelve (12) on April 4, 2017. The Company agreed to nominate the New Independent Directors and the 2016 Director for election as directors at the 2017 Annual Meeting.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on February 21, 2017.

On March 9, 2018, Vintage Capital delivered a director nomination notice to nominate a slate of ten nominees for election as directors at the 2018 Annual Meeting in opposition to director nominees recommended by the Board.

On April 20, 2018, the Company entered into the Shah Capital Agreement with Shah Capital regarding, among other things, the membership and composition of the Board. On the same date, the Company also entered into the Vintage Capital Agreement with Vintage Capital regarding, among other things, the membership and composition of the Board.

Pursuant to the Vintage Capital Agreement, Mr. Kahn irrevocably withdrew his director nomination notice for the 2018 Annual Meeting.

Pursuant to the Cooperation Agreements, the Company appointed each of Himanshu H. Shah and Sing Wang and Melvin L. Keating to the Board, on April 24, 2018. The Company has also agreed to consider appointing up to two additional independent directors. If appointed by the Board, one independent director would be proposed by the Company and be reasonably acceptable to Shah Capital and Vintage Capital, and the other independent director would be mutually selected by Shah Capital, Vintage Capital and the Company. If the Board determines to appoint either the Company Designee or the Independent Designee, such director will be appointed following the 2018 Annual Meeting.

The Cooperation Agreements provide that the Board was required to be expanded by up to five members (from its current size of ten members) in order to appoint up to five New Directors at the 2018 Annual Meeting and the 2019 Annual Meeting. Pursuant to the resignation of the Company’s current chief executive officer, Colin Watts, the size of the Board will be immediately reduced by one member. Upon the appointment of a successor chief executive officer, the Company expects to increase the size of the Board by one member in order to appoint the successor chief executive officer to the Board after the 2018 Annual Meeting. Immediately after the 2018 Annual Meeting and prior to the completion of the 2019 Annual Meeting, the size of the Board will be no more than 11 directors. Before the completion of the 2019 Annual Meeting, Shah Capital and Vintage Capital will have customary replacement rights with respect to the Cooperation Directors, and Shah Capital, Vintage Capital and the Company must mutually agree on any replacements for any Company Designee or Independent Designee.

Shah Capital’s right to designate or replace one of the Shah Designees expires at the time that Shah Capital’s aggregate net long position in the Company’s common stock is less than 10%. Shah Capital’s right to designate or replace the second Shah Designee expires at the time that Shah Capital’s aggregate net long position in the Company’s common stock is less than 5%. Vintage Capital’s right to designate or replace the Vintage Designee expires at the time that Vintage Capital’s aggregate net long position in the Company’s common stock is less than 5%. At any time Shah Capital or Vintage Capital lose the right to designate a director as set forth above, the applicable Cooperation Director will immediately resign from the Board and all of its committees upon the Board’s request.

During the Standstill Period, each of Shah Capital and Vintage Capital have agreed to abide by certain standstill provisions. The standstill provisions provide, among other things, that each of Shah Capital and Vintage Capital cannot: (1) solicit proxies of stockholders or participate in or assist any third party in any solicitation of proxies to vote any shares of the Company’s common stock; (2) join or form a group with respect to the Company’s common stock, (3) present any proposal for consideration at any stockholders’ meeting or propose any nominee for election to the Board; or (4) institute, solicit or join any litigation against the Company or its present or former directors, officers or employees (other than pursuant to customary exceptions, such as to enforce the applicable Cooperation Agreement).

At the 2018 Annual Meeting, each of Shah Capital and Vintage Capital have agreed to vote all shares the Company’s common stock beneficially owned by them in favor of the Company’s director nominees and otherwise in accordance with the Board’s recommendation for any other matter. Shah Capital has further agreed to vote in favor of the Company’s director nominees and otherwise in accordance with the Board’s recommendation for any other matter at any meeting of stockholders held during the Standstill Period. Vintage Capital has further agreed to vote in favor of the Company’s director nominees at any meeting of stockholders held during the Standstill Period.

The foregoing summary of the Cooperation Agreements does not purport to be complete and is qualified in its entirety by the full text of the Cooperation Agreements, copies of which are attached as Exhibits 10.1 and 10.2 to our Form 8-K filed with the SEC on April 23, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports for our executive officers, directors and owner of more than 10% of our common stock that were required to be filed under Section 16 of the Exchange Act during 2017 were timely filed.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in the 2019 Proxy Materials

We must receive any stockholder proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2019 Annual Meeting of stockholders no later than January 18, 2019. In addition, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored Proxy Materials. Stockholder proposals must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd, Secaucus, New Jersey 07094.

Requirements for Stockholder Proposals to Be Brought Before the 2019 Annual Meeting of Stockholders and Director Nominations

Notice of any proposal that a stockholder intends to present at the 2019 Annual Meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2019 Annual Meeting of stockholders, as well as any director nominations, must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094, not earlier than February 28, 2019 and not later than March 30, 2019, except that if the 2019 Annual Meeting of our stockholders is not within 30 days before or after the anniversary date, we must receive notice by the stockholder not later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting was mailed or the public announcement was made. In addition, the notice must provide the information required by our bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2019 Annual Meeting of stockholders.

We have established an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders.

A stockholder’s notice with respect to a proposed item of business must include:

(a)        a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

(b)        the name and address of the stockholder proposing such business;

(c)        the number of our shares which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and

(d)        any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must include:

(a)        name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder;

(b)        name, address and number of shares of the Company which are beneficially owned by the candidate;

(c)        a detailed biography outlining the candidate’s relevant background;

(d)        professional and business experience and other significant accomplishments of the candidate;

(e)        an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected;

(f)        a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board; and

(g) a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with such candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

2017 ANNUAL REPORT ON FORM 10-K

Included with these Proxy Materials is a copy of our 2017 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary at Vitamin Shoppe, Inc., 300 Harmon Meadow Blvd. Secaucus, New Jersey 07094.

OTHER MATTERS

We know of no other matters to be submitted to our stockholders at the 2018 Annual Meeting. If any other matters are properly brought before the 2018 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Appendix A

VITAMIN SHOPPE

2018 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1        Effective Date.  The Plan shall be known as the Vitamin Shoppe 2018 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”), effective upon approval by the Board (the “Effective Date”), subject to the approval of the Plan by the shareholders of Vitamin Shoppe Inc. (the “Company”) within twelve (12) months of the Effective Date in accordance with Section 422 of the Code (the date of such shareholder approval, the “Shareholder Approval Date”). As of the Shareholder Approval Date, no further awards will be granted under the Prior Plan (as defined herein).

1.2        Purpose of the Plan.  The Plan is intended to further the growth and profitability of the Company by increasing incentives and encouraging Share ownership on the part of the Employees, Members of the Board, and Independent Contractors of the Company and its Subsidiaries. The Plan is intended to permit the grant of Awards that constitute Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or Other Cash-Based Awards.

ARTICLE II

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1        “1934 Act”  means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2        “Affiliate”  means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company.

2.3        “Award”  means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards or Other Cash-Based Awards.

2.4        “Award Agreement”  means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.5        “Base Price”  means the price at which a SAR may be exercised with respect to a Share.

2.6        “Board”  means the Company’s Board of Directors, as constituted from time to time.

2.7        “Change in Control”  shall mean the first (and only the first) to occur of the following:

2.7.1        any “person”  as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) becoming the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities excluding for purposes herein, business combinations that do not constitute a Change in Control as defined in Section 2.7.2 herein; or

2.7.2            consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

2.7.3            a complete liquidation or dissolution of the Company or the consummation of a sale or disposition of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.8        “Code”  means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9        “Committee”  means the committee of the Board described in ARTICLE III.

2.10      “Employee”  means an employee of the Company, a Related Company, an Affiliate or a Subsidiary designated by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company, a Related Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.

2.11      “Exercise Price”  means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.

2.12      “Fair Market Value”  means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the closing transaction price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined (or, if there were no reported transaction for such date, the opening transaction price as reported by the exchange for the first trading date following the date by which such value is being determined on the next preceding date for which a transaction was reported), (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share on the date as of which such value is being determined, where quoted for such Shares, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Committee determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b) above, the value as determined by the Committee, in its sole discretion, on a good faith basis, taking into account the requirements of Section 409A of the Code.

2.13      “Grant Date”  means the date that the Award is granted; provided that Grant Date shall mean the date of the original grant for any Substitute Award.

2.14      “Immediate Family”  means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.

2.15      “Incentive Stock Option”  means an Option that is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code.

2.16      “Independent Contractor”  means an independent contractor or consultant of the Company, a Related Company or a Subsidiary designated by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer to become an independent contractor or consultant by the Company, a Related Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence service by a date established by the Committee.

2.17      “Member of the Board”  means an individual who is a member of the Board or of the board of directors of a Related Company or a Subsidiary.

2.18      “Non-Qualified Stock Option”  means an Option that is not an Incentive Stock Option.

2.19      “Option” means an option to purchase Shares granted pursuant to ARTICLE V.

2.20      “Other Cash-Based Award”  means an Award granted pursuant to ARTICLE VIII to receive ash on the terms specified in any applicable Award Agreement.

2.21      “Other Stock-Based Award”  means an Award granted pursuant to ARTICLE VIII to receive Shares on the terms specified in any applicable Award Agreement.

2.22      “Participant”  means an Employee, Independent Contractor or Member of the Board with respect to whom an Award has been granted and remains outstanding.

2.23      “Performance Goals”  means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.24      “Performance Period”  means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.25      “Period of Restriction”  means the period during which Restricted Stock or an RSU is subject to forfeiture and/or restrictions on transferability.

2.26      “Plan”  means this Vitamin Shoppe 2018 Long-Term Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.27      “Prior Plan”  means the Vitamin Shoppe 2009 Equity Incentive Plan as amended from time to time and the 2006 Stock Option Plan as amended from time to time.

2.28      “Related Company”  means any person or entity that would be considered a single employee with the Company under Section 414(b) or (c) of the Code if the language “at least 80 percent” as used in connection with the application of these provisions were replaced by “at least 50 percent.”

2.29      “Restricted Stock”  means a Stock Award granted pursuant to ARTICLE VI under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.

2.30      “Restricted Stock Unit” or “RSU”  means a Stock Award granted pursuant to ARTICLE VI subject to a period or periods of time after which the Participant will receive Shares if the conditions contained in such Stock Award have been met.

2.31      “Rule 16b-3”  means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.32      “Share”  means the Company’s common stock, par value $0.01 per share, or any security issued by the Company or any successor in exchange or in substitution therefor.

2.33      “Stock Appreciation Right” or “SAR”  means an Award granted pursuant to ARTICLE VII, granted alone or in tandem with a related Option which is designated by the Committee as an SAR.

2.34      “Stock Award”  means an Award of Restricted Stock or an RSU pursuant to ARTICLE VI.

2.35      “Subsidiary(ies)”  means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

2.36      “Substitute Award”  means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.37      “Ten Percent Holder”  means an Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) who, at the time an Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company.

ARTICLE III

ADMINISTRATION

3.1        The Committee. The Plan shall be administered by the compensation committee of the Board (the “Committee”). To the extent advisable or otherwise required by applicable law, regulation or rule, it is intended with respect to the Plan that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 of the 1934 Act, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

Reference to the Committee shall refer to the Board if the Committee ceases to exist and the Board does not appoint a successor Committee.

3.2        Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Members of the Board and Independent Contractors shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements, (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by eligible Employees, Members of the Board and Independent Contractors, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting of any award, (i) extend the period during which an Option may be exercisable, and (j) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan.

The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

3.3        Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Members of the Board and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power if prohibited by law, or if such delegation would cause the Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the 1934 Act.

3.4        Decisions Binding.  All determinations, decisions and interpretations of the Committee, the Board and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.5        Performance Goals.  The Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of Performance Goals. Such Performance Goals are to be specified in the relevant Award Agreement and may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, (u) store openings, (v) any combination of the foregoing or (w) such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates, or any combination thereof on either a consolidated, business unit, divisional or individual level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, infrequently occurring or non-recurring items; effects of accounting and tax law changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; effects of divestitures; and such other inclusions or exclusions as the Committee may determine. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1        Number of Shares.  Subject to adjustment and substitution as provided in Section 10.13, the number of Shares available for grants of Awards under the Plan shall be 2,100,000 Shares, less one (1) share for every one (1) share granted after March 31, 2018 under the Prior Plan. Shares awarded under the Plan may be either authorized but unissued Shares, authorized and issued Shares reacquired (including Shares reacquired under the Prior Plan) and held as treasury Shares or a combination thereof. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section. The maximum number of shares with respect to which Incentive Stock Options may be granted shall be 500,000.

4.2        Limit on Individual Awards.  The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other non-employee directors, as the Committee may determine in its discretion; provided, however, if an exception is made for a non-employee director, then the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Subject to adjustment as provided in Section 10.13, the maximum aggregate number of Shares which shall be available for the grant of Options and SARs to any one individual (other than a non-employee director) under the Plan during any calendar year shall be limited to 500,000 Shares. Subject to adjustment as provided in Section 10.13, the maximum number of Shares subject to Awards (other than Options and SARs) that may be paid to any one individual (other than non-employee directors) for any calendar year is 750,000 Shares. Notwithstanding the foregoing, with respect to newly hired individuals (other than a non-employee director), the individual limitations on Shares set forth in this Section 4.2 shall be increased by a factor of two (2) with respect to the year of hire. The maximum amount of cash that may be payable to settle cash-denominated awards hereunder to any one individual (other than a non-employee director) under the Plan during any calendar year shall be limited to $4,000,000. In the case of multi-year Performance Periods, the amount which is paid for any one (1) calendar year of the Performance Period is the amount paid for the Performance Period divided by the number of calendar years in the period.

4.3        Lapsed Awards.  If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after March 31, 2018 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after March 31, 2018, an option under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Awards or, after March 31, 2018, awards under the Prior Plan, (iii) Shares subject to a SAR or, after March 31, 2018, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after March 31, 2018, options under the Prior Plan.

4.4    Dividends.  Notwithstanding anything to the contrary contained herein, with respect to any Award under this Plan, no dividends (or dividend equivalents) shall be payable with respect to any shares of Stock underlying an Award until such Award (or the applicable part of the Award) has vested. Subject to the foregoing, to the extent permitted by the Committee, a Participant shall have the right to the accrual of dividends (or dividend equivalents) on the unvested portion of an Award that may be payable (either in (A) cash, (B) like-kind property as that subject to the applicable dividend, if not cash, (C) the form of a dividend equivalent increase in the number of shares of Stock issuable upon vesting, or (D) a combination of the foregoing) upon the vesting of the Award (or subject portion thereof).

ARTICLE V

STOCK OPTIONS

5.1      Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. An Award of Options may include Incentive Stock Options, Non-Qualified Stock Options or a combination thereof; provided, however, that an Incentive Stock Option may only be granted to an Employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten years after the earlier of (a) the date this Plan is adopted by the Board or (b) the date this Plan is approved by the Company’s shareholders. In no event shall dividends or dividend equivalents be paid with respect to Options.

5.2        Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of all or a portion of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000, such Options shall constitute Non-Qualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.

5.3        Exercise Price.  Subject to the other provisions of this Section, the Exercise Price with respect to Shares subject to an Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the original Grant Date; and provided, further, that the Exercise Price with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.4        Expiration Dates.  Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth anniversary of its Grant Date and the expiration date with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be later than the fifth anniversary of its Grant Date.

5.5        Exercisability of Options.  Subject to Section 5.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the Participant of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.

5.6        Method of Exercise.  Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Corporate Secretary of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares which have been held by the Participant for at least six (6) months having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price of the Shares with respect to which the Option is to be exercised or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (which may be in book entry form) for such Shares with respect to which the Option is exercised.

5.7      Restrictions on Share Transferability.  Options are not transferable, except by will or the laws of descent. The Committee may impose such additional restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8      Cashing Out of Option.  On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the Participant an amount, in cash or Shares, equal to the excess of the Fair Market Value of the Shares over the option price times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

ARTICLE VI

STOCK AWARDS

6.1        Grant of Stock Awards.  Subject to the provisions of the Plan, Stock Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion.

6.2      Stock Award Agreement.  Each Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the price, if any, to be paid for the Shares and the Period of Restriction applicable to a Restricted Stock Award or RSU Award and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3        Transferability/Share Certificates.  Shares subject to an Award of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated during a Period of Restriction. During the Period of Restriction, a Restricted Stock Award may be registered in the holder’s name or a nominee’s name at the discretion of the Company and may bear a legend as described in Section 6.4.2. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent during the applicable Period of Restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or part.

6.4        Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares subject to an Award of Restricted Stock as it may deem advisable or appropriate.

6.4.1      General Restrictions.  The Committee may set restrictions based upon applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

6.4.2      Legend on Certificates.  The Committee, in its sole discretion, may legend the certificates representing Restricted Stock during the Period of Restriction to give appropriate notice of such restrictions. For example, pursuant to the Plan, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Vitamin Shoppe 2018 Long-Term Incentive Plan (the “Plan”), and in a Restricted Stock Award Agreement (as defined by the Plan). A copy of the Plan and such Restricted Stock Award Agreement may be obtained from the Vitamin Shoppe Corporate Secretary.”

6.5        Removal of Restrictions.  Shares of Restricted Stock covered by a Restricted Stock Award made under the Plan shall be released from escrow as soon as practicable after the termination of the Period of Restriction and, subject to the Company’s right to require payment of any taxes, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the Participant.

6.6        Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

6.7        Dividends and Other Distributions.  Subject to Section 4.4, during the Period of Restriction, Participants holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise in the Award Agreement.

6.8        Performance Goals and Performance Periods.  The Committee may grant Stock Awards that become earned if the Participant achieves the applicable Performance Goals during and in respect of the designated Performance Period. The Performance Goals and the Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee shall also establish a schedule or schedules for the Stock Awards setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. The Performance Goals shall be defined as to their respective components and meaning by the Committee (in its sole discretion). During any Performance Period, the Committee shall have the authority to adjust the Performance Goals and/or the Performance Period in such manner as the Committee, in its sole discretion, deems appropriate at any time and from time to time. The payout of any such Award may be adjusted at the discretion of the Committee.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1        Grant of SARs.  Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion; provided, however, that any tandem SAR (i.e., a SAR granted in tandem with an Option) related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.

7.2        Dividends.  In no event shall dividends or dividend equivalents be paid with respect to SARs.

7.3        Base Price and Other Terms.  The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. Without limiting the foregoing, the Base Price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option.

7.4        SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.5        Expiration Dates.  Each SAR shall terminate no later than the tenth anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

7.6        Payment of SAR Amount.  Unless otherwise specified in the Award Agreement pertaining to a SAR, a SAR may be exercised (a) by the Participant’s delivery of a written notice of exercise to the Corporate Secretary of the Company (or his or her designee) setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR and (c) by executing such documents as the Company may reasonably request. Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR, by (ii) the number of Shares with respect to which the SAR is exercised.

7.7        Payment Upon Exercise of SAR.  Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion: (a) in cash, (b) in Shares with a Fair Market

Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement.

ARTICLE VIII

OTHER STOCK-BASED AWARDS AND OTHER CASH-BASED AWARDS

8.1      Subject to the provisions of the Plan, the Committee may develop sub-plans or grant other equity-based awards and other cash-based awards (“Other Stock-Based Awards” and “Other Cash-Based Awards”, respectively), on such terms as it may determine, including, but not limited to, Awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.

8.2        Other Stock-Based Awards.  The Committee is authorized to grant Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

8.3        Other Cash-Based Awards.  The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE IX

CHANGE IN CONTROL

9.1      Unless otherwise provided in an Award Agreement:

9.1.1      In the event the employment or service of a Participant is terminated by the Company without Cause within two (2) years after the occurrence of a Change in Control following the date of grant, his or her Options and SARs shall fully vest and may be exercised within one (1) year after the date such termination occurred;

9.1.2      In the event the employment or service of a Participant is terminated by the Company without Cause within two (2) years after the occurrence of a Change in Control following the date of grants, his or her Restricted Stock, RSUs and Other Stock-Based Awards and Other Cash-Based Awards shall fully vest and, to the extent subject to an exercise right, may be exercised within one (1) year after the date such termination occurred; provided, however, that if the awards are subject to Section 409A of the Code and the Change in Control is not a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code (a “409A Change in Control”), any RSUs and other Awards consisting deferred compensation under Section 409A of the Code shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan; and

9.1.3      If any Change in Control occurs prior to the end of any Performance Period, all Performance Goals and other conditions pertaining to Awards under which payments are subject to Performance

Goals shall be fulfilled on a pro-rata basis for (i) the number of whole months elapsed from the commencement of the Performance Period through the Change in Control over (ii) the number of whole months included in the original Performance Period, measured at the actual performance level achieved, and shall be waived by the Company. If the awards are subject to Section 409A of the Code and the Change in Control is not a 409A Change in Control, such Awards shall remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan.

9.2      For purposes of this ARTICLE X, unless otherwise provided in an Award Agreement, “Cause” means any termination of service where it can be shown that the Participant has (a) willfully failed to perform his or her duties for the Company or an Affiliate, (b) willfully engaged in conduct that is materially injurious to the Company or an Affiliate, monetarily or otherwise or (c) committed acts that constitute a felony under applicable federal or state law or constitute common law fraud. For purposes of this definition, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or Affiliate.

9.3        In the event of a Change in Control, the Board can unilaterally implement or negotiate a procedure with any party to the Change in Control pursuant to which all Participants’ unexercised and vested Options may be cashed out as part of the purchase transaction, without requiring exercise, for the positive difference (if any) between the purchase price and the Exercise Price. For the avoidance of doubt, if the applicable purchase price is equal to or less than the Exercise Price of an Option, then such Option, whether vested or unvested, may be terminated for no consideration.

ARTICLE X

MISCELLANEOUS

10.1        No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason and with or without cause.

10.2      Participation.  No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3      Unfunded Status.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole and absolute discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

10.4      Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.5      Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.6      Beneficiary Designations.  Subject to the restrictions in Section 10.7 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.7        Non-transferability of Awards.  No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement, a Participant may transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.

10.8      No Rights as Stockholder.  Except to the limited extent provided in Sections 6.6 and 6.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.9      Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to such Award (or exercise thereof).

10.10      Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares, in each case having a Fair Market Value up to the maximum statutory tax withholding obligations in the applicable jurisdiction, provided such Shares have been held by the Participant for at least six (6) months.

10.11      No Corporate Action Restriction.  The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any Member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.

10.12      Restrictions on Shares.  Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder. Finally, no Shares shall be issued and delivered under the Plan unless the issuance and delivery of those Shares shall comply with all relevant regulations and any registration, approval or action thereunder.

10.13      Changes in Capital Structure.  In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change in control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each, a “Corporate Event”) affects the Shares, the Board shall, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards and (iii) the Exercise Price or Base Price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

If the Company enters into or is involved in any Corporate Event, the Board may, prior to such Corporate Event and effective upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute awards in respect of the Shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. Notwithstanding anything to the contrary contained herein, if any Corporate Event occurs, the Company shall have the right, but not the obligation, to cancel each Participant’s Awards immediately prior to such Corporate Event and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards an amount equal that the Committee, in its sole discretion, in good faith determines to be the equivalent value of such Award (e.g., in the case of an Option or SAR, the amount of the spread), it being understood that the equivalent value of an Option or SAR with an exercise price greater than or equal to the fair market value of the underlying stock shall be $0.

Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant’s affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 10.13 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

10.14      Forfeiture and Repayment.  Notwithstanding anything to the contrary contained herein, any incentive-based compensation otherwise payable or paid to a Participant (including a former Participant) shall be forfeited and/or repaid to the Company as may be required pursuant to applicable regulatory requirements in effect from time to time and the Committee may determine in its discretion that an Award shall be forfeited and/or shall be repaid to the Company (a) if during the course of employment the Participant engages in conduct that is (i) materially adverse to the interest of the Company or its Affiliates, which include failures to comply with the Company’s or an Affiliate’s rules or regulations and material violations of any agreement with the Company or an Affiliate, (ii) fraud or (iii) conduct contributing to any financial restatements or irregularities; (b) if during the course of employment, the Participant competes with, or engages in the solicitation and/or diversion of customers or employees of, the Company or an Affiliate; (c) if following termination of employment, the Participant violates any post-termination obligations or duties owed to, or any agreement with, the Company or any Affiliate, which includes agreements restricting post-employment conduct or (d) upon such other terms specified.

10.15      Recoupment of Awards.  A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the 1934 Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission. Notwithstanding the forgoing, nothing contained herein prohibits the Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, if the Participant receives an amount in excess of what the Participant should have received pursuant to an Award by reason of a material financial restatement, then the Participant shall be required to promptly repay to the Company any such excess amount as determined by the Committee.

ARTICLE XI

AMENDMENT, TERMINATION AND DURATION

11.1      Amendment, Suspension or Termination.  The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code and the rules of the New York Stock Exchange; provided, however, the Board may amend the Plan and any Award Agreement without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The Company intends to administer the Plan and all Awards granted thereunder in a manner that complies with Section 409A of the Code; however, the Company shall not be responsible for any additional tax imposed pursuant to Section 409A of the Code, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Section 409A of the Code. No Award may be granted during any period of suspension or after termination of the Plan. Other than pursuant to Section 10.13, the Committee shall not without the approval of the Company’s stockholders (a) lower the per Share option price or base price of an Option or SAR after it is granted, (b) cancel an Option or SAR when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control, or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Shares are listed.

11.2      Duration of the Plan.  The Plan shall, subject to Section 11.1, terminate ten (10) years after adoption by the Board, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.

ARTICLE XII

LEGAL CONSTRUCTION

12.1      Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2      Severability.  In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3      Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4      Governing Law; Waiver of Jury Trial.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Participant hereby agrees to waive all rights to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to any Award Agreement.

12.5      Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

12.6      Incentive Stock Options.  Should any Option granted under this Plan be designated an Incentive Stock Option, but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Stock Option and shall be valid as such according to its terms.

Appendix B

AMENDMENT

TO

VITAMIN SHOPPE 2010 EMPLOYEE STOCK PURCHASE PLAN

This AMENDMENT TO THE VITAMIN SHOPPE 2010 EMPLOYEE STOCK PURCHASE PLAN (this “Amendment”) is made and shall be effective as of August 15, 2017 by the Committee, which administers the Company’s Employee Stock Purchase Plan (the “Plan”). Capitalized terms not defined herein shall have the meaning assigned to them under the Plan.

W I T N E S S E T H

WHEREAS, the Committee is authorized to amend the Plan as it deems appropriate according to Section 16(a) of the Plan; and

WHEREAS, the Committee has determined it to be in the best interests of the Company to increase the share reserve of the Plan;

NOW, THEREFORE, the Committee amends the Plan as follows:

(1)	The maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan, as set forth in Section 14(a) therein, shall be increased by 500,000 shares.

(2)	Section 7(b) of the Plan is amended and restated as follows:

The Exercise Price per share of Common Stock offered to each Participant in a given Exercise Period shall be the Applicable Percentage of the Fair Market Value of a share of Common Stock, provided that in no event shall the Exercise Price be less than the price allowed pursuant to Code Section 423. The Applicable Percentage with respect to each Exercise Period shall be 85%, unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Exercise Period must be established not less than fifteen (15) days prior to the Entry Date thereof.

(3)	Section 7(c) of the Plan is amended and restated as follows:

Fair Market Value. The Fair Market Value of the Common Stock is (a) while the Common Stock is readily traded on an established national or regional securities exchange, the lower of closing transaction price of such Common Stock as reported by the principal exchange on which such Common Stock is traded on the first day of the Exercise Period and the last day of the Exercise Period or, if there were no reported transaction for such dates, the opening transaction price as reported by exchange for the first trading date following the last day of the Exercise Period, (b) if the Common Stock is not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such Common Stock on the last day of the Exercise Period, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Committee determines in its sole discretion that the Common Stock is too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Committee, in its sole discretion, on a good faith basis.

(4)	Section 16(c)(iii) shall be amended by replacing “the Plan’s effective date” with “August 15, 2017”.

(5)	Except as specifically set forth herein, the Plan and all of its terms and conditions remain in full force and effect, except that on or after the date of this Amendment all references in the Plan to “this Plan,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Plan as amended by this Amendment.

B-1

www.envisionreports.com/VSI Step 1: Go to www.envisionreports.com/VSI to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Vote by Internet • Go to www.envisionreports.com/VSI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website 2 N O T 02UNID + + Important Notice Regarding the Availability of Proxy Materials for the Vitamin Shoppe, Inc. Annual Stockholder Meeting to be Held on Thursday, June 28, 2018 Under the Securities and Exchange Commission rules, you are receiving this notice to inform you that the proxy materials for the 2018 annual stockholders’ meeting of Vitamin Shoppe, Inc. (the “Meeting”) are available on the internet. Follow the instructions below to view the proxy materials and vote online or request a paper or email copy. The items to be voted on and location of the Annual Meeting are on the reverse side of this notice. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, annual report and other proxy materials are available at: _ Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Please have this notice available when you access the website to vote. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before June 14, 2018 to facilitate timely delivery. . IMPORTANT ANNUAL MEETING INFORMATION Stockholder Meeting Notice

Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, internet or email options below. Email copies: Current and future email delivery requests must be submitted via the internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/VSI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials Vitamin Shoppe” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by June 14, 2018. . Dear Vitamin Shoppe, Inc. Stockholder: The 2018 Annual Meeting of Stockholders of Vitamin Shoppe, Inc. (the “Annual Meeting”) will be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, on Thursday, June 28, 2018, at 10:00 a.m. (local time). Proposals to be considered at the annual meeting: (1) Election of the eight (8) nominees named in the enclosed proxy statement to the Board of Directors; (2) Advisory and non-binding vote to approve named executive officer compensation; (3) Approval of the 2018 Long-Term Incentive Plan; (4) Approval of the First Amendment to the 2010 Employee Stock Purchase Plan; and (5) Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Board of Directors recommends a vote FOR all the nominees listed in Proposal (1), and FOR Proposals 2, 3, 4 and 5. The Board of Directors has fixed the close of business on May 10, 2018 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. We encourage and cordially invite our stockholders of record as of the record date to attend the Annual Meeting. Directions to attend the Annual Meeting, where you may vote in person, can be found on our website, www.vitaminshoppe.com. This is not a proxy card. To vote your shares on a proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions at the bottom of this page. If you wish to attend and vote at the Annual Meeting, please bring this notice and identification with you. 02UNID Stockholder Meeting Notice

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02UNGB 1 U PX + Annual Meeting Proxy Card . IMPORTANT ANNUAL MEETING INFORMATION C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01—Deborah M. Derby 04—Guillermo Marmol 07—Timothy J. Theriault 02—David H. Edwab 05—Himanshu H. Shah 08—Sing Wang 03—Melvin L. Keating 06—Alexander W. Smith 1. Election of the eight (8) nominees named in the enclosed proxy statement to the board of directors; For Against Abstain For Against Abstain For Against Abstain Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals 2, 3, 4 and 5. For Against Abstain 2. Advisory and non-binding vote to approve named executive officer compensation. 4. Approval of the First Amendment to the 2010 Employee Stock Purchase Plan. 5. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. 3. Approval of the 2018 Long-Term Incentive Plan. For Against Abstain IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, June 27, 2018. Vote by Internet • Go to www.envisionreports.com/VSI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting of Stockholders – June 28, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Brenda Galgano and David M. Kastin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held on Thursday, June 28, 2018 or at any adjournment or postponement thereof (the “Meeting”), with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side) . Proxy — VITAMIN SHOPPE, INC. Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy statement and the 2017 annual report to stockholders are available at: www.envisionreports.com/VSI IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02UNHB 1 U PX + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card. IMPORTANT ANNUAL MEETING INFORMATION B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A 01—Deborah M. Derby 04—Guillermo Marmol 07—Timothy J. Theriault 02—David H. Edwab 05—Himanshu H. Shah 08—Sing Wang 03—Melvin L. Keating 06—Alexander W. Smith 1. Election of the eight (8) nominees named in the enclosed proxy statement to the board of directors; For Against Abstain For Against Abstain For Against Abstain Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals 2, 3, 4 and 5. For Against Abstain 2. Advisory and non-binding vote to approve named executive officer compensation. 4. Approval of the First Amendment to the 2010 Employee Stock Purchase Plan. 5. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. 3. Approval of the 2018 Long-Term Incentive Plan. For Against Abstain

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting of Stockholders – June 28, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Brenda Galgano and David M. Kastin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held on Thursday, June 28, 2018 or at any adjournment or postponement thereof (the “Meeting”), with all powers which the undersigned would possess if present at the Meeting. (Continued and to be marked, dated and signed, on the other side). Proxy — VITAMIN SHOPPE, INC. Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders. The proxy statement and the 2017 annual report to stockholders are available at: www.edocumentview.com/VSI